Exhibit (a)(1)(a)

ADVANCED ANALOGIC TECHNOLOGIES INCORPORATED

OFFER TO EXCHANGE

STOCK OPTIONS GRANTED BETWEEN

FEBRUARY 1, 2007 AND JULY 1, 2008

FOR NEW OPTIONS

This document constitutes part of the prospectus relating to the

Advanced Analogic Technologies Incorporated 2005 Equity Incentive Plan

SEPTEMBER 11, 2008

ADVANCED ANALOGIC TECHNOLOGIES INCORPORATED

Offer to Exchange Stock Options Granted Between February 1, 2007 and July 1, 2008 for New

Options

This offer and withdrawal rights will expire at 8:00 p.m., Eastern Time, on

October 9, 2008, unless extended.

By this offer, we are giving you the opportunity to exchange your outstanding, unexercised options that were granted between February 1, 2007 and July 1, 2008, whether vested or unvested, for new options. You may participate in this offer if you are a non-executive officer employee of Advanced Analogic Technologies Incorporated (referred to as “AnalogicTech”, we, our or us). Employees located in France are not eligible to participate in this offer to exchange.

Terms in italics in this introduction are the defined terms that we use throughout this offer to exchange. The definitions of these terms can be found on pages 2 and 3 of the Summary Term Sheet.

If you participate in this offer, you will receive one (1) new option for every one (1) exchanged option you surrender for cancellation and exchange pursuant to this offer. Outstanding and unexercised options that were granted prior to February 1, 2007 or after July 1, 2008 are not eligible for exchange in this offer.

Each new option will be subject to the terms of our 2005 Equity Incentive Plan, and to a new option agreement between you and AnalogicTech.

We will grant new options on the same day on which we cancel the exchanged options. We refer to this date as the new option grant date. We expect the new option grant date to be October 9, 2008.

The new options will begin to vest on the new option grant date and will be scheduled to vest at a rate of 25% after one year and 6.25% every three months thereafter. Vesting is subject to your continued service to us on each relevant vesting date. The exercise price of new options will be no less than the fair market price of our common stock on the new option grant date, which would be the closing price reported by The Nasdaq Global Market for our common stock on the new option grant date.

See “Risks of Participating in the Offer” beginning on page 7 for a discussion of risks that you should consider before participating in this offer.

IMPORTANT

If you participate in this offer, you must complete and sign the attached election form, and fax it to Stock Admin, at fax number (408) 716-2539, e-mail a PDF of your properly signed and completed election form to Stock Admin at stockadmin@aati.com or hand deliver it to Stock Admin at our main offices at 3230 Scott Boulevard, Santa Clara, California 95054 U.S.A. before 8:00 p.m., Eastern Time, on October 9, 2008 unless the offer is extended. Only responses that are complete, signed and actually received by Stock Admin by the deadline will be accepted. Responses submitted by U.S. mail or other post and Federal Express (or similar delivery service) are not permitted.

Neither the Securities and Exchange Commission nor any state or local securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this offer. Any representation to the contrary is a criminal offense.

You should direct questions about this offer or requests for additional copies of this offer to exchange and the other option exchange program documents to:

Stock Admin Advanced Analogic Technologies Incorporated 3230 Scott Boulevard Santa Clara, California 95054 (408) 330-1629

You should rely only on the information contained in this offer to exchange or documents to which we have referred you. We have not authorized anyone to provide you with different information. We are not making an offer of the new options in any jurisdiction where the offer is not permitted. However, we may, at our discretion, take any actions necessary for us to make the offer to optionholders in any of these jurisdictions. You should not assume that the information provided in this offer to exchange is accurate as of any date other than the date as of which it is shown, or if no date is otherwise indicated, the date of this offer. This offer to exchange summarizes various documents and other information. These summaries are qualified in their entirety by reference to the documents and information to which they relate.

SUMMARY TERM SHEET

The following are answers to some of the questions that you may have about this offer. You should carefully read this entire offer and the election and withdrawal forms together with their associated instructions. This offer is made subject to the terms and conditions of these documents as they may be amended. The information in this summary is not complete. Additional important information is contained in the remainder of this offer to exchange and the other offer documents. We have included in this summary references to other sections in this offer to help you find a more complete description of these topics.

Q1.	What is the offer?

A1.	This offer is a voluntary opportunity for eligible optionholders to exchange outstanding options granted between February 1, 2007 and July 1, 2008 for new options. The following is a brief summary of the terms of this offer:

Terms in italics in this Q1 are the defined terms that are used throughout this offer to exchange. The definitions of these terms can be found at the bottom of this Q1 on page 2 of this Summary Term Sheet.

Eligible Optionholders

•

All optionholders of AnalogicTech are eligible to participate if they are a non-executive officer employee of AnalogicTech as of the date of this offer to exchange and continue to be an eligible optionholder through the date the exchanged options are cancelled and replaced with new options, which we expect to occur on October 9, 2008. If, for any reason, you do not remain an eligible optionholder through such date, we will not accept your tender of options and any exchanged options you tendered will not be cancelled as a result of this offer. Employees located in France are not eligible to participate in this offer to exchange.

Eligible Options

•

Options that were granted between February 1, 2007 and July 1, 2008 and that are outstanding as of the cancellation date are eligible for exchange. This means that options must be outstanding as of immediately prior to the cancellation of the options under this offer. For example, if a particular option grant expires after the commencement of this offer, but before cancellation under this offer, that particular option grant is not eligible for exchange.

•

Any portion of an eligible option grant that is subject to a domestic relations order (or comparable legal document as the result of the end of a marriage) and that is beneficially owned by a person who is not an employee of AnalogicTech, is not eligible to be exchanged in this offer (even if legal title to that portion of the option grant is held by an eligible optionholder). The portion that is beneficially owned by our employee may be exchanged.

•

Certain optionholders, who will be individually notified, may hold underwater stock options with an exercise price that was less than the fair market value of AnalogicTech’s common stock on the date of grant (called “discount options”). These optionholders have an alternative to amend their eligible options, but decline to exchange their eligible options for replacement stock options, as discussed in more detail in Question & Answer 11. (See Section 14).

Exchange Ratio

Exchanged options will be replaced with new options at an exchange ratio of one (1) new option for every one (1) exchanged option.

For purposes of this offer, including the exchange ratio, the term “option” generally refers to an option to purchase one (1) share of our common stock.

New Options

•	New options will be granted on the same day as the cancellation date. We refer to this date as the new option grant date. We expect that the new option grant date will be October 9, 2008.

•	Generally, the new options granted upon cancellation of exchanged options will be nonstatutory stock options for U.S. tax purposes.

•	Each grant of new options will expire a maximum of ten years from the date of grant of the new options.

Exercise Price of the New Options

The exercise price of new options will be no less than the fair market price of our common stock on the new option grant date, which would be the closing price reported by The Nasdaq Global Market for our common stock on the new option grant date.

Vesting and Exercisability of New Options

•	The new options will begin to vest on the new option grant date and will be scheduled to vest at a rate of 25% after one year and 6.25% every three months thereafter.

•	Vesting on any date is subject to your continued service through each relevant vesting date.

•

Employees in China must exercise the new option solely by means of a cashless sell-all exercise and to repatriate the proceeds to China if you are a Chinese national, due to certain legal restrictions in China.

Terms Used in This Offer

•

“Cancellation date” refers to the same day as the expiration date. This is the date when exchanged options will be cancelled. We expect that the cancellation date will be October 9, 2008. If the expiration date is extended, then the cancellation date will be similarly extended. The cancellation date and the new option grant date will be the same date.

•

“Eligible optionholder” refers to non-executive officer employees of AnalogicTech who currently hold outstanding, unexercised options to purchase shares of AnalogicTech common stock. Employees located in France are not eligible to participate in this offer to exchange.

•	“Exchanged options” refers to all options that are exchanged pursuant to this offer.

•

“Expiration date” refers to the date that this offer expires. We expect that the expiration date will be October 9, 2008 at 8:00 p.m., Eastern Time. We may extend the expiration date at our discretion. If we extend the offer, the term “expiration date” will refer to the time and date at which the extended offer expires.

•

“New option grant date” refers to the date when new options will be granted, which will be the same day as the cancellation date. We expect that the new option grant date will be October 9, 2008. If the expiration date is extended, then the new option grant date will be similarly extended.

•	“New options” refers to the options issued pursuant to this offer that replace your exchanged options.

•

“Offering period” refers to the period from the commencement of this offer to the expiration date. We expect that this period will commence on September 11, 2008 and end at 8:00 p.m., Eastern Time, on October 9, 2008.

Q2.	How do I participate in this offer?

A2.	If you choose to participate in this offer, you must do the following before 8:00 p.m., Eastern Time, on October 9, 2008:

1.	Properly complete and sign the attached election form.

2.	Deliver the completed and signed election form to Stock Admin either via facsimile at (408) 716-2539, via e-mail PDF to stockadmin@aati.com or by hand at Advanced Analogic Technologies Incorporated, 3230 Scott Boulevard, Santa Clara, California 95054 U.S.A.

This is a one-time offer, and we will strictly enforce the election period. We reserve the right to reject any options tendered for exchange that we determine are not in appropriate form or that we determine are unlawful to accept. Subject to the terms and conditions of this offer, we will accept all properly tendered options promptly after the expiration of this offer. (See Section 4)

We may extend this offer. If we extend this offer, we will notify you by e-mail or other means no later than 9:00 a.m., Eastern Time, on the next U.S. business day following the previously scheduled expiration date.

The delivery of all documents, including election forms, is at your risk.

Q3.	Why is AnalogicTech making this offer?

A3.	We believe that this offer will foster retention of the valuable employees of AnalogicTech and its subsidiaries and better align their interests with the interests of our stockholders to maximize stockholder value. We issued the currently outstanding options to motivate employees to perform at high levels and provide an effective means of recognizing their contributions to our success. Some of our outstanding options, whether or not they are currently exercisable, have exercise prices that are higher than the current fair market value of our stock. These options are commonly referred to as being “underwater.” By making this offer, we intend to provide eligible optionholders with the opportunity to own options that over time may have a greater potential to increase in value.

Certain optionholders, who will be individually notified, may hold discount options. These optionholders have an alternative to amend their eligible options, but decline to exchange their eligible options for replacement stock options, as discussed in more detail in Question & Answer 11. (See Section 14).

Q4.	Who may participate in this offer?

A4.	You may participate in this offer if you are a non-executive officer employee of AnalogicTech or its subsidiaries at the time of this offer and you remain an eligible optionholder through the cancellation date. Employees located in France are not eligible to participate in this offer to exchange. (See Section 1)

Q5.	Are there circumstances under which I would not be granted new options?

A5.	Yes. If, for any reason, you are no longer an eligible optionholder on the new option grant date, we will not accept your tender of options, any exchanged options you tendered will not be cancelled and you will not receive any new options. Unless expressly provided otherwise pursuant to written agreement, your employment with AnalogicTech or one of its subsidiaries will remain “at-will” regardless of your participation in the offer and can be terminated by you or your employer at any time, with or without cause or notice. (See Section 1)

Moreover, even if we accept your options, we will not grant new options to you if we are prohibited from doing so by applicable laws. For example, we could become prohibited from granting new options as a result of changes in SEC rules. We do not anticipate any such prohibitions at this time. (See Section 13)

Q6.	Am I required to participate in this option exchange?

A6.	No. Participation in this offer is completely voluntary.

Please note that certain optionholders, who will be individually notified, may hold discount options. These optionholders have an alternative to amend their eligible options, but decline to exchange their eligible options for replacement stock options, as discussed in more detail in Question & Answer 11. (See Section 14).

Q7.	How many new options will I receive for the options that I exchange?

A7.	Exchanged options will be replaced with new options at an exchange ratio of one (1) new option for every one (1) exchanged option.

Stock options granted before February 1, 2007 or after July 1, 2008 are not eligible for exchange in this offer. (See Section 2)

Q8.	What will be the exercise price of my new options?

A8.	The exercise price per share of the new options will no less than the fair market value of our common stock, which would be the closing price reported by The Nasdaq Global Market for our common stock on the new option grant date, which is expected to be October 9, 2008 (see Question and Answer 1 above). We cannot predict the exercise price of the new options.

Q9.	When will my new options vest?

A9.	The new options will begin to vest on the new option grant date. Each new option will be scheduled to vest as follows:

•	25% after one year and 6.25% every three months thereafter.

•	Vesting on any date is subject to your continued service to us through each relevant vesting date.

Q10.	If I participate in this offer, do I have to exchange all of my options?

A10.	No. You may pick and choose which of your outstanding option grants you wish to exchange. You should note though that we are not accepting partial tenders of option grants unless that option grant is covered by a domestic relations order (or comparable legal document as the result of the end of a marriage) (See Question and Answer 11). This means that you may not elect to exchange only some of the shares covered by any particular option grant. However, you may elect to exchange the remaining portion of any option grant that you have partially exercised. The result is that you may elect to exchange one or more of your option grants, but you must elect to exchange all of the unexercised shares subject to each grant or none of the shares for that particular grant. For example and except as otherwise described below, if you hold (1) an eligible option grant to purchase 1,000 shares, 700 of which you have already exercised, (2) an eligible option grant to purchase 1,000 shares, and (3) an eligible option grant to purchase 2,000 shares, you may elect to exchange:

•	Your first option grant covering 300 remaining unexercised shares,

•	Your second option grant covering 1,000 shares,

•	Your third option grant covering 2,000 shares,

•	Two of your three option grants,

•	All three of your option grants, or

•	None of your option grants.

These are your only choices in the above example. You may not elect, for example, to exchange your first option grant with respect to options to purchase only 150 shares (or any other partial amount) under that grant or less than all of the shares under the second and third option grants. (See Section 2)

Q11.	What if I am subject to U.S. taxation and I have eligible options that also are discount options?

A11.	Certain optionholders, who will be individually notified, may hold discount options. These optionholders have an alternative to amend their eligible options, but decline to exchange their eligible options for replacement stock options.

If you are subject to U.S. taxation and hold discount options, you may elect to amend your discount options to increase the exercise price on the date of grant. If you elect to amend all or some of your discount options, your amended discount options will be eligible to be exchanged in the offer. Holders of discount options who are subject to taxation in the U.S. will have the opportunity to elect only to increase the exercise price of their discount options and to not participate in the exchange.

Discount options give rise to potential adverse tax consequences to options holders subject to U.S. taxation. If you are subject to U.S. taxation and hold discount options, you may amend your discount options to eliminate the potential adverse tax consequences of such discount options. Amended discount options become eligible options for purposes of this offer to exchange, and you may then choose whether or not to participate in the exchange. If you choose not to amend any of your discount options, the discount options will (i) remain outstanding until they expire by their terms, (ii) retain their current exercise price, (iii) retain their current vesting schedule and (iv) retain all of the other terms and conditions as set forth in the relevant agreement related to such stock option grant

If you are subject to U.S. taxation, Section 409A of the Internal Revenue Code of 1986, as amended, and the guidance promulgated thereunder (“Section 409A”) may require you to recognize ordinary income before the discount options are exercised. In addition, you also may be subject to continued taxation, an additional 20% tax, penalty taxes and interest charges in subsequent years (until the eligible option is exercised or expires) on any increase in the value of the underlying stock. Certain states, including California, have adopted provisions similar to Section 409A under state tax law, and for optionholders subject to income taxation in such states, the total penalty tax could be higher than 20% (that is, a 20% federal penalty tax and potentially a state penalty tax). We recommend that you consult with your financial, legal and/or tax advisors regarding any tax consequences of discount options. (See Section 14).

At any time before the expiration date, which is expected to be 8:00 p.m., Eastern Time, on October 9, 2008, you may (i) withdraw any or all of the options that you previously elected to exchange and/or (ii) cancel your agreement to amend some or all of your discount options. If you hold discount options, you may choose to withdraw from the exchange without withdrawing your election to amend the exercise price of your discount options.

If we extend the expiration date, you may withdraw your election at any time until the extended offer expires. You may change your mind as many times as you wish, but you will be bound by the last properly submitted election or withdrawal form we receive before the expiration date. (See Section 5).

Please remember that you may (i) withdraw any or all of the options that you previously elected to exchange and/or (ii) cancel your agreement to amend some or all of your discount options. If you hold discount options, you may choose to withdraw from the exchange without withdrawing your election to amend the exercise price of your discount options.

Q12.	What happens if I have an option grant that is subject to a domestic relations order or comparable legal document as the result of the end of a marriage?

A12.	If you have an option grant that is subject to a domestic relations order (or comparable legal document as the result of the end of a marriage) and a person who is not an eligible optionholder beneficially owns a portion of that option grant, you may tender only the portion beneficially owned by you. Any portion beneficially owned by a person who is not an eligible optionholder may not be exchanged in this offer to exchange (even if legal title to that portion of the option grant is held by you and you are an eligible optionholder).

For instance, if you are an eligible optionholder and you hold an option grant to purchase 3,000 shares that is subject to a domestic relations order, 1,000 of which are beneficially owned by your former spouse, and you have exercised 500 of the remaining 2,000 shares, then you may elect to exchange the portion of the option grant that you beneficially own covering the outstanding 1,500 shares, or you may elect not to tender that option grant at all. This is your only choice with respect to this option grant. (See Section 2)

Q13.	When will my exchanged options be cancelled?

A13.	Your exchanged options will be cancelled on the same day as the expiration date. We refer to this date as the cancellation date. We expect that the cancellation date will be October 9, 2008, unless the offer period is extended. (See Section 6)

Q14.	When will I receive my new options?

A14.	We will grant the new options on the new option grant date. The new option grant date will be the same day as the date on which we cancel the options accepted for exchange. We expect the new option grant date will be October 9, 2008. If the expiration date is delayed, the new option grant date will be similarly delayed. (See Section 6)

Q15.	Can I exchange shares of AnalogicTech common stock that I acquired upon exercise of AnalogicTech options?

A15.	No. This offer relates only to outstanding AnalogicTech options. You may not exchange shares of AnalogicTech common stock in this offer. (See Section 2)

Q16.	Will I be required to give up all of my rights under the cancelled options?

A16.	Yes. Once we have accepted your exchanged options, your exchanged options will be cancelled and you will no longer have any rights under those options. We intend to cancel all exchanged options on the same day as the expiration date. We refer to this date as the cancellation date. We expect that the cancellation date will be October 9, 2008. (See Section 6)

Q17.	Will the terms and conditions of my new options be the same as my exchanged options?

A17.	The terms and conditions of your new options may vary from the terms and conditions of your exchanged options, but such changes generally will not substantially and adversely affect your rights, except that your new options may have a different exercise price, the vesting schedule of your new options will be different, and that the term of your new options generally will be ten years from the date of grant of the new options.

Q18.	What happens to my options if I choose not to participate or if my options are not accepted for exchange?

A18.	If you choose not to participate or your options are not accepted for exchange, your existing options will (i) remain outstanding until they expire by their terms, (ii) retain their current exercise price, and (iii) retain their current vesting schedule. (See Section 6)

Certain optionholders, who will be individually notified, may hold discount options. These optionholders have an alternative to amend their eligible options, but decline to exchange their eligible options for replacement stock options, as discussed in more detail in Question & Answer 11. (See Section 14)

Q19.	How does AnalogicTech determine whether an option has been properly tendered?

A19.	We will determine, in our discretion, all questions about the validity, form, eligibility (including time of receipt), and acceptance of any options. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any election form or any options tendered for exchange that we determine are not in appropriate form or that we determine are unlawful to accept. We will accept all properly tendered options that are not validly withdrawn, subject to the terms of this offer. No tender of options will be deemed to have been properly made until all defects or irregularities have been cured or waived by us. We have no obligation to give notice of any defects or irregularities in any election form and we will not incur any liability for failure to give any notice. (See Section 4)

Q20.	Will I have to pay taxes if I participate in the offer?

A20.	If you participate in the offer and are a citizen or resident of the U.S., you should not be required under current U.S. law to recognize income for U.S. federal income tax purposes at the time of the exchange. On the new option grant date, you will not be required under current law to recognize income for U.S. federal income tax purposes. However, you may have taxable income when you exercise your new options or when you sell your shares. (See Section 14)

Certain optionholders, who will be individually notified, may hold discount options. These optionholders have an alternative to amend their eligible options, but decline to exchange their eligible options for replacement stock options, as discussed in more detail in Question & Answer 11. (See Section 14).

You should consult with your own tax advisor to determine the personal tax consequences to you of participating in this offer. If you are a resident of or subject to tax outside the U.S., your income tax and social insurance consequences may differ from those discussed above. (See Section 15 and Schedule B). Further, if you are subject to the tax laws in more than one country, you should be aware that there might be additional tax and social insurance consequences that may apply to you.

Q21.	Will my new options be incentive stock options or nonstatutory stock options for United States tax purposes?

A21.	The new options granted in exchange for your old options will be nonstatutory stock options for United States tax purposes. We recommend that you read the tax discussion in this offer to exchange and discuss the personal tax consequences of nonstatutory stock options with your financial, legal and/or tax advisors. (See Sections 9 and 14)

Q22.	Will I receive a new option agreement?

A22.	Yes. All new options will be subject to a new option agreement between you and AnalogicTech. (See Section 9)

Q23.	How will you notify me if the offer is changed?

A23.	If we change the offer, we will issue a press release or other public announcement disclosing the change no later than 9:00 a.m., Eastern Time, on the next U.S. business day following the day we change the offer. We will also send an e-mail to all eligible optionholders. (See Sections 2 and 16)

Q24.	Can I change my mind and withdraw from this offer?

A24.	Yes. You may change your mind after you have submitted an election form and withdraw from the offer at any time before the expiration date.

If we extend the expiration date, you may withdraw your election at any time until the extended offer expires. You may change your mind as many times as you wish, but you will be bound by the last properly submitted election or withdrawal form we receive before the expiration date. (See Section 5)

Q25.	How do I withdraw my election?

A25.	To withdraw your election, you must do the following before the expiration date:

1.	Properly complete and sign the attached withdrawal form.

2.	Deliver the completed and signed withdrawal form to Stock Admin either via facsimile at (408) 716-2539, via e-mail PDF to stockadmin@aati.com or by hand at Advanced Analogic Technologies Incorporated, 3230 Scott Boulevard, Santa Clara, California 95054 U.S.A. (See Section 5)

Q26.	What if I withdraw my election and then decide again that I want to participate in this offer?

A26.	If you have withdrawn your election to participate and then decide again that you would like to participate in this offer, you may re-elect to participate by submitting a new properly completed election form before the expiration date that is signed and dated after the date of your withdrawal form. (See Question and Answer 2 and Section 5)

Q27.	Can I change my mind about which options I want to exchange?

A27.	Yes. You may change your mind after you have submitted an election form and change the options you elect to exchange at any time before the expiration date. If we extend the expiration date, you may change your election at any time until the extended offer expires. You may elect to exchange additional options, or you may choose to exchange fewer options. You may change your mind as many times as you wish, but you will be bound by the last properly submitted election or withdrawal form we receive before the expiration date. Please be sure that any new election form you submit includes all the options you wish to exchange and is clearly dated after your last-submitted election or withdrawal form. (See Section 5)

Q28.	How do I change my election to exchange a particular option?

A28.	To change your election to exchange additional option grants, you must do the following before the expiration date:

1.	Properly complete and sign a new election form, indicating each option grant you now wish to exchange.

2.	Deliver the completed and signed election form to Stock Admin either via facsimile at (408) 330-1629, via e-mail PDF to stockadmin@aati.com or by hand at Advanced Analogic Technologies Incorporated, 3230 Scott Boulevard, Santa Clara, California 95054 U.S.A. (See Section 5)

To withdraw your election to exchange only some of your option grants, you must do the following before expiration date:

1.	Properly complete and sign the attached withdrawal form, indicating each option grant you wish to withdraw from the offer.

2.	Deliver the completed and signed withdrawal form to Stock Admin either via facsimile at (408) 330-1629, via e-mail PDF to stockadmin@aati.com or by hand at Advanced Analogic Technologies Incorporated, 3230 Scott Boulevard, Santa Clara, California 95054 U.S.A. (See Section 5)

Q29.	Are you making any recommendation as to whether I should exchange my eligible options?

A29.	No. We are not making any recommendation as to whether you should accept this offer. You must make your own decision as to whether or not to participate in this offer. For questions regarding personal tax implications or other investment-related questions, you should talk to your own legal counsel, accountant and/or financial advisor. (See Section 3)

Q30.	Who can I talk to if I have questions about the offer, or if I need additional copies of the offer documents?

A30.	For additional information or assistance, you should contact the following:

Stock Admin

Advanced Analogic Technologies Incorporated

3230 Scott Boulevard

Santa Clara, California 95054

(408) 330-1629

RISKS OF PARTICIPATING IN THE OFFER

Participating in the offer involves a number of risks, including those described below. You should carefully consider these risks and are encouraged to speak with an investment and tax advisor as necessary before deciding to participate in the offer. In addition, we strongly urge you to read the sections in this offer to exchange discussing the tax consequences, as well as the rest of this offer to exchange and the financial statements attached as Exhibit B for a more in-depth discussion of the risks that may apply to you before deciding to participate in the exchange offer.

Business-Related Risks

Our customers may cancel their orders, change production quantities or delay production, and if we fail to forecast demand for our products accurately, we may incur product shortages, delays in product shipments or excess or insufficient product inventory.

We generally do not obtain firm, long-term purchase commitments from our customers. Because production lead times often exceed the amount of time required to fulfill orders, we often must build in advance of orders, relying on an imperfect demand forecast to project volumes and product mix. Our demand forecast accuracy can be adversely affected by a number of factors, including inaccurate forecasting by our customers, changes in market conditions, new part introductions by our competitors that lead to our loss of previous design wins, adverse changes in our product order mix and demand for our customers’ products or models. China, in particular, is an emerging market where forecasting by our distributors is not accurate, and there can be rapid changes in the distribution system and market conditions. Even after an order is received, our customers may cancel these orders or request a decrease in production quantities. Any such cancellation or decrease subjects us to a number of risks, most notably that our projected sales will not materialize on schedule or at all, leading to unanticipated revenue shortfalls and excess or obsolete inventory which we may be unable to sell to other customers. Alternatively, if we are unable to project customer requirements accurately, we may not build enough products, which could lead to delays in product shipments and lost sales opportunities in the near term, as well as force our customers to identify alternative sources, which could affect our ongoing relationships with these customers. We have in the past had customers dramatically increase their requested production quantities with little or no advance notice and after they had submitted their original order. We have on occasion been unable to fulfill these revised orders within the time period requested. Either overestimating or underestimating demand would lead to excess, obsolete or insufficient inventory, which could harm our operating results, cash flow and financial condition, as well as our relationships with our customers.

We receive a substantial portion of our revenues from a small number of OEM customers and distributors, and the loss of, or a significant reduction in, orders from those customers or our other largest customers would adversely affect our operations and financial condition.

We receive a substantial portion of our revenues from two of our OEM customers, LG Electronics Inc. of South Korea and Samsung of South Korea, as well as from a few of our distributors, such as ChiefTech Electronics Ltd. of China. We received an aggregate of approximately 28% and 19% of our revenue from LG Electronics and Samsung in the second quarter of 2008 and 21% and 11% in the second quarter of 2007, respectively. In addition, we sell to a number of Samsung’s contract manufacturers. Total sales to Samsung and its contract manufacturers represented 37% and 22% of our net revenue for the second quarter of 2008 and 2007, respectively. We anticipate that we will continue to be dependent on these customers for a significant portion of our revenue in the immediate future; however, we do not have long-term contractual purchase commitments from them, and we cannot assure you that they will continue to be our customers.

We received an aggregate of approximately 83% and 80% of our revenues from our ten largest customers in the second quarter of 2008 and 2007, respectively. Any action by one of our largest customers that affects our orders, product pricing or vendor status could significantly reduce our revenues and harm our financial results. In the future, our sales to our large customers will continue to be susceptible to quarterly fluctuation as our customers manage their inventories, principally for seasonal variations. In particular, our customers’ increase in inventory of our products in advance of the peak buying season during the second half of year for wireless handsets often leads to sequentially lower sales of our products in the first calendar quarter and, potentially, late in the fourth calendar quarter. Because our largest customers account for such a significant part of our business, the loss of, or a decline in sales to, any of our major customers would negatively impact our business.

Our operating results have fluctuated in the past and we expect our operating results to continue to fluctuate.

Our revenues are difficult to predict and have varied significantly in the past from period to period. We expect our revenues and expense levels to continue to vary in the future, making it difficult to predict our future operating results. In particular, we experience seasonality and variability in demand for our products as our customers manage their inventories. Our customers tend to increase inventory of our products in anticipation of the peak fourth quarter buying season for the mobile consumer electronic devices in which our products are used, which often leads to sequentially lower sales of our products in the first calendar quarter and, potentially, late in the fourth calendar quarter.

Additional factors that could cause our results to fluctuate include:

•	the forecasting, scheduling, rescheduling or cancellation of orders by our customers, particularly in China and other emerging markets;

•	costs associated with litigation, especially related to intellectual property;

•	liquidity and cash flow of our distributors and end-market customers;

•	changes in manufacturing costs, including wafer, test and assembly costs, and manufacturing yields, product quality and reliability;

•	the timing and availability of adequate manufacturing capacity from our manufacturing suppliers;

•	our ability to successfully define, design and release new products in a timely manner that meet our customers’ needs;

•	the timing, performance and pricing of new product introductions by us and by our competitors;

•	general economic conditions in the countries where we operate or our products are used;

•	changes in exchange rates, interest rates, tax rates and tax withholding;

•	geopolitical stability, especially affecting China, Taiwan and Asia in general; and

•	changes in domestic and international tax laws.

Unfavorable changes in any of the above factors, most of which are beyond our control, could significantly harm our business and results of operations.

We may be unsuccessful in developing and selling new products or in penetrating new markets.

We operate in a dynamic environment characterized by rapidly changing technologies and industry standards and technological obsolescence. Our competitiveness and future success depends on our ability to design, develop, manufacture, assemble, test, market and support new products and enhancements on a timely and cost-effective basis. A fundamental shift in technologies in any of our product markets could harm our competitive position within these markets. Our failure to anticipate these shifts, to develop new technologies or to react to changes in existing technologies could materially delay our development of new products, which could result in product obsolescence, decreased revenues and a loss of design wins to our competitors. For example, we introduced over 100 new products during 2007 but many of them have not been adopted by our customers as of July 1, 2008. The success of a new product depends on accurate forecasts of long-term market demand and future technological developments, as well as on a variety of specific implementation factors, including:

•	effective marketing, sales and service;

•	timely and efficient completion of process design and device structure improvements and implementation of manufacturing, assembly and test processes; and

•	the quality, performance and reliability of the product.

If we fail to introduce new products or penetrate new markets, our revenues will likely decrease over time and our financial condition could suffer.

Due to defects and failures that may occur, our products may not meet specifications, which may cause customers to return or stop buying our products and may expose us to product liability claims.

Our customers generally establish demanding specifications for quality, performance and reliability that our products must meet. Integrated circuits, or ICs, as complex as ours often encounter development delays and may contain undetected defects or failures when first introduced or after commencement of commercial shipments, which might require product replacement or recall. In addition, our customers may not use our products in a way that is consistent with our published specifications. If defects and failures occur in our products during the design phase or after, or our customers use our products in ways that are not consistent with their intended use, we could experience lost revenues, increased costs, including warranty expense and costs associated with customer support, delays in or cancellations or rescheduling of orders or shipments, or product returns or discounts, any of which would harm our operating results. We cannot assure you that we will have sufficient resources, including any available insurance, to satisfy any asserted claims.

The nature of the design process requires us to incur expenses prior to earning revenues associated with those expenses, and we will have difficulty selling our products if system designers do not design our products into their electronic systems.

We devote significant time and resources in working with our customers’ system designers to understand their future needs and to provide products that we believe will meet those needs. If a customer’s system designer initially chooses a competitor’s product for a particular electronic system, it becomes significantly more difficult for us to sell our products for use in that electronic system because changing suppliers can involve significant cost, time, effort and risk for our customers.

We often incur significant expenditures in the development of a new product without any assurance that our customers’ system designers will select our product for use in their electronic systems. We often are required to anticipate which product designs will generate demand in advance of our customers expressly indicating a need for that particular design. In some cases, there is minimal or no demand for our products in our anticipated target applications. Even if our products are selected by our customers’ system designers, a substantial period of time will elapse before we generate revenues related to the significant expenses we have incurred. The reasons for this delay generally include the following elements of our product sales and development cycle timeline and related influences:

•	our customers usually require a comprehensive technical evaluation of our products before they incorporate them into their electronic systems;

•	it can take up to 12 months from the time our products are selected to complete the design process;

•	it can take an additional nine to 12 months or longer to complete commercial introduction of the electronic systems that use our products, if they are introduced at all;

•	original equipment manufacturers typically limit the initial release of their electronic systems to evaluate performance and consumer demand; and

•	the development and commercial introduction of products incorporating new technology are frequently delayed.

We estimate that the overall sales and development cycle timeline of an average product is approximately 16 months.

Additionally, even if system designers use our products in their electronic systems, we cannot assure you that these systems will be commercially successful. As a result, we are unable to accurately forecast the volume and timing of our orders and revenues associated with any new product introductions.

Any increase in the manufacturing cost of our products could reduce our gross margins and operating profit.

The semiconductor business exhibits ongoing competitive pricing pressure from customers and competitors. Accordingly, any increase in the cost of our products, whether by adverse purchase price variances or adverse manufacturing cost variances, will reduce our gross margins and operating profit. For example, if we do not incorporate the partially fabricated wafers held for us by our suppliers into our products in a timely fashion, we may still become obligated to purchase these materials, which may reduce our gross margins. We do not have many long-term supply agreements with our manufacturing suppliers and, consequently, we may not be able to obtain price reductions or anticipate or prevent future price increases from our suppliers.

The average selling price of our products may decline, or a change in the mix of product orders may occur, either of which could reduce our gross margins.

During a power management product’s life, its selling price tends to decrease for a particular application. As a result, to maintain gross margins on our products, we must continue to identify new applications for our products, reduce manufacturing costs for our existing products and introduce new products. If we are unable to identify new, high gross margin applications for our existing products, reduce our production costs or sell new, high gross margin products, our gross margins will suffer. A sustained reduction in our gross margins could harm our future operating results, cash flow and financial condition, which could lead to a significant drop in the price of our common stock.

Because we receive a substantial portion of our revenues through distributors, their financial viability and ability to access the capital markets could impact our ability to continue to do business with them and could result in lower revenues, which could adversely affect our operating results and our customer relationships.

We obtain a portion of our revenues through sales to distributors located in Asia who act as our fulfillment representatives. Sales to distributors accounted for 26% and 43% of our revenues for the second quarter of 2008 and 2007, respectively. In the normal course of their operation as fulfillment representatives, these distributors typically perform functions such as order scheduling, shipment coordination, inventory stocking, payment and collections and, when applicable, currency exchange between purchasers of our products and these distributors. Our distributors’ compensation for these functions is reflected in the price of the products we sell to these distributors. Many of our current distributors also serve as our sales representatives procuring orders for us to fill directly. If these distributors are unable to pay us in a timely manner or if we anticipate that they will not pay us, we may elect to withhold future shipments, which could adversely affect our operating results. If one of our distributors experiences severe financial difficulties, becomes insolvent or declares bankruptcy, we could lose product inventory held by that distributor and we could be required to write off the value of any receivables owed to us by that distributor. We could also be required to record bad debt expense in excess of our reserves. We may not be successful in recognizing these indications or in finding replacement distributors in a timely manner, or at all, any of which could harm our operating results, cash flow and financial condition.

Our distributor arrangements often require us to accept product returns and to provide price protection and if we fail to properly estimate our product returns and price protection reserves, this may adversely impact our reported financial information.

A substantial portion of our sales are made through third-party distribution arrangements, which include stock rotation rights that generally permit the return of up to 5% of the previous six months’ purchases. We generally accept these returns in the second and fourth quarter of each annual period. Our arrangements with our distributors typically also include price protection provisions if we reduce our list prices. We record estimated returns at the time of shipment, and we record reserves for price protection at the time we decide to reduce our list prices. In the future, we could receive returns or claims that are in excess of our estimates and reserves, which could harm our operating results.

Our distributor arrangements often require us to accept returns of unsold products if contractual arrangements with a distributor are terminated, which could harm our operating results or, if we fail to take steps, could harm our relationship with these distributors and lead to a loss of revenues.

If our relationship with any of our distributors deteriorates or terminates, it could lead to a temporary or permanent loss of revenues until a replacement sales channel can be established to service the affected end-user customers, as well as inventory write-offs or accounts receivable write-offs. We may not be successful in finding suitable alternative distributors and this could adversely affect our ability to sell in certain locations or to certain end-user customers. We also may be obligated to repurchase unsold products from a distributor if we decide to terminate our relationship with that distributor.

Our current backlog may not be indicative of future sales.

Due to the nature of our business, in which order lead times may vary, and the fact that customers are generally allowed to reschedule or cancel orders on short notice, we believe that our backlog is not necessarily a good indicator of our future sales. Our quarterly revenues also depend on orders booked and shipped in that quarter. Because our lead times for the manufacturing of our products generally take six to ten weeks, we often must build in advance of orders. This exposes us to certain risks, most notably the possibility that expected sales will not occur, which may lead to excess inventory, and we may not be able to sell this inventory to other customers. In addition, we supply LG Electronics, one of our largest customers, through its central hub and we do not record backlog with respect to the products we ship to the hub. Therefore, our backlog may not be a reliable indicator of future sales.

If consumer demand for mobile consumer electronic devices declines, our revenues will decrease.

Our products are used primarily in the mobile consumer electronic devices market. For the foreseeable future, we expect to see the significant majority of our revenues continue to come from this market, especially in wireless handsets. If consumer demand for these products declines, our revenues will decrease. If we are unsuccessful in identifying alternative markets for our products in a timely manner, our operating results will suffer dramatically. For example, there was a decline in the wireless handset demand in China and Taiwan during the first six months of 2008 and as a result, we experienced significant reduction in revenue during this period.

Substantially all of our manufacturing suppliers, customers and operations are located in Asia, which subjects us to additional risks, including regional economic influences, logistical complexity, political instability and natural disasters including earthquakes.

We conduct, and expect to continue to conduct, almost all of our business with companies that are located outside the United States. Based on ship-to locations, approximately 95% and 96% of our revenues came from customers in Asia, particularly South Korea, Taiwan, China and Japan, in the second quarter of 2008 and 2007, respectively. A vast majority of our contract manufacturing operations are located in South Korea, Taiwan, Malaysia and China. In addition, we have a design center in Shanghai, China. As a result of our international focus, we face several challenges, including:

•	increased complexity and costs of managing international operations;

•	longer and more difficult collection of receivables;

•	political and economic instability;

•	limited protection of our intellectual property;

•	unanticipated changes in local regulations, including tax regulations;

•	timing and availability of import and export licenses; and

•	foreign currency exchange fluctuations relating to our international operating activities.

Our corporate headquarters in Santa Clara, California, our operations office in Chupei, Taiwan, and the production facilities of one of our wafer fabrication suppliers and several of our assembly and test suppliers in Hsinchu and across Taiwan are located near seismically active regions and are subject to periodic earthquakes. We do not maintain earthquake insurance and our business could be damaged in the event of a major earthquake or other natural disaster.

In addition to risks in our operations from natural disasters, our customers are also subject to these risks. Any disaster impacting our customers could result in loss of orders, delay of business and temporary regional economic recessions.

We are also more susceptible to the regional economic impact of health crises. Because we anticipate that we will continue to rely heavily on foreign companies or U.S. companies operating in Asia for our future growth, the above risks and issues that we do not currently anticipate could adversely affect our ability to conduct business and our results of operations.

We outsource our wafer fabrication, testing, packaging, warehousing and shipping operations to third parties, and rely on these parties to produce and deliver our products according to requested demands in specification, quantity, cost and time.

We rely on third parties for substantially all of our manufacturing operations, including wafer fabrication, wafer probe, wafer thinning, assembly, final test, warehousing and shipping. We depend on these parties to supply us with material of a requested quantity in a timely manner that meets our standards for yield, cost and manufacturing quality. Any problems with our manufacturing supply chain could adversely impact our ability to ship our products to our customers on time and in the quantity required, which in turn could cause an unanticipated decline in our sales and possibly damage our customer relationships.

Our products are manufactured at a limited number of locations. If we experience manufacturing problems at a particular location, we would be required to transfer manufacturing to a backup supplier. Converting or transferring manufacturing from a primary supplier to a backup fabrication facility could be expensive and could take as long as six to 12 months. During such a transition, we would be required to meet customer demand from our then-existing inventory, as well as any partially finished goods that can be modified to the required product specifications. We do not seek to maintain sufficient inventory to address a lengthy transition period because we believe it is uneconomical to keep more than minimal inventory on hand. As a result, we may not be able to meet customer needs during such a transition, which could delay shipments, cause a production delay or stoppage for our customers, result in a decline in our sales and damage our customer relationships.

In addition, a significant portion of our sales are to customers that practice just-in-time order management from their suppliers, which gives us a very limited amount of time in which to process and complete these orders. As a result, delays in our production or shipping by the parties to whom we outsource these functions could reduce our sales, damage our customer relationships and damage our reputation in the marketplace, any of which could harm our business, results of operations and financial condition.

The loss of any of our key personnel could seriously harm our business, and our failure to attract or retain specialized technical and management talent could impair our ability to grow our business.

The loss of services of one or more of our key personnel could seriously harm our business. In particular, our ability to define and design new products, gain new customers and grow our business depends on the continued contributions of Richard K. Williams, our President, Chief Executive Officer and Chief Technical Officer, as well as our senior level sales, finance, operations, technology and engineering personnel. Our future growth will also depend significantly on our ability to recruit and retain qualified and talented managers and engineers, along with key manufacturing, quality, sales and marketing staff members. There remains intense competition for these individuals in our industry, especially those with power and analog semiconductor design and applications expertise. We cannot assure you we will be successful in finding, hiring and retaining these individuals. If we are unable to recruit and retain such talent, our product and technology development, manufacturing, marketing and sales efforts could be impaired.

We do not expect to sustain our growth rate, and we may not be able to manage any future growth effectively.

We have experienced significant growth in a short period of time. Our revenues have increased from approximately $1.0 million in 2001 to $110.0 million in 2007. We do not expect to achieve similar growth rates in future periods. You should not rely on our operating results for any prior quarterly or annual periods as an indication of our future operating performance. If we are unable to maintain adequate revenue growth, our financial results could suffer and our stock price could decline.

We have also grown from 110 employees on January 1, 2004 to 304 employees on June 30, 2008, with many located in regional and international offices. Our international growth may subject us to income and transaction taxes in the United States and in multiple foreign locations. Our future effective tax rates could be affected by changes in our U.S. and foreign tax estimates and liabilities, or changes in tax laws or the interpretation of such tax laws. If additional taxes are assessed against us, our operating results or financial condition could be materially affected.

Our expansion has placed a significant strain on our management, personnel, systems and resources. Any future expansion is likely to result in additional strain on our managerial infrastructure. To manage our growth successfully and handle the responsibilities of being a public company, we believe we must effectively:

•

recruit, hire, train and manage additional qualified engineers for our research and development activities, especially in the positions of design engineering, product and test engineering, and applications engineering;

•	continue to implement and improve adequate administrative, financial and operational systems, procedures and controls; and

•

enhance our information technology support for enterprise resource planning and design engineering by adapting and expanding our systems and tool capabilities, and properly training new hires as to their use.

If we are unable to manage our growth effectively, we may not be able to take advantage of market opportunities or develop new products, our introduction of derivative products may be delayed and we may fail to satisfy customer requirements, maintain product quality, execute our business plan or respond to competitive pressures.

A failure to maintain our international structure may adversely affect our tax rate, financial condition and operating results.

During 2005, we realigned certain areas of our operations in connection with the implementation of an international structure. This realignment required us to transfer certain functions previously handled in our Santa Clara, California headquarters to offices in foreign jurisdictions, primarily Macau. If we fail to maintain our realigned operations, our operating results may be adversely affected. Additionally, our international structure results in an increased volume of transactions and accounting for those transactions may require us to increase our headcount either domestically or internationally. A failure to process those transactions in an accurate and timely manner could be indicative of a material weakness in our internal controls over financial reporting. Our international structure requires that we understand complex tax laws and regulations in various domestic and international jurisdictions. If we are unable to comply with domestic and international tax laws, our tax rate and our financial condition may be adversely impacted. Further, the domestic and international tax laws governing our structure are subject to change, which could adversely affect our operations and financial results. We are currently undergoing an audit by the Internal Revenue Service for our 2005 and 2006 tax years. In connection with this audit, the IRS could challenge certain of our tax positions, including our international structure. If the IRS challenges our international structure and such challenge is successful, our financial results and financial condition could be materially and adversely affected.

Changes in effective tax rates or adverse outcomes resulting from examination of our income tax returns could adversely affect our results.

Our future effective tax rates could be adversely affected by lower than anticipated earnings in countries where we have lower statutory rates and higher than anticipated earnings in countries where we have higher statutory rates, by changes in the valuation of our deferred tax assets and liabilities, or by changes in tax laws, regulations, accounting principles or interpretations thereof. Further, as a result of certain ongoing employment and capital investment commitments made by us, our income in certain countries is subject to reduced tax rates, and in some cases is wholly exempt from tax. Our failure to meet such commitments could adversely impact our effective tax rate. In addition, we are subject to the continuous examination of our income tax returns by the Internal Revenue Service and other tax authorities. We regularly assess the likelihood of adverse outcomes resulting from these examinations to determine the adequacy of our provision for income taxes. There can be no assurance that the outcomes from these continuous examinations will not have an adverse effect on our operating results and financial condition.

We compete against companies with substantially greater financial and other resources, and our market share or gross margins may be reduced if we are unable to respond to competitive challenges effectively.

The analog, mixed-signal, or analog with digital, and power management semiconductor industry in which we operate is highly competitive and dynamic, and we expect it to remain so. Our ability to compete effectively depends on defining, designing and regularly introducing new products that meet or anticipate the power management needs of our customers’ next-generation products and applications. We compete with numerous domestic and international semiconductor companies, many of which have greater financial and other resources with which to pursue marketing, technology development, product design, manufacturing, quality, sales and distribution of their products.

We consider our primary competitors to be Maxim Integrated Products, Inc., Linear Technology Corporation, Texas Instruments Incorporated, Semtech Corporation and National Semiconductor Corporation. We expect continued competition from existing competitors as well as from new entrants into the power management semiconductor market. Our ability to compete depends on a number of factors, including:

•	our success in identifying new and emerging markets, applications and technologies, and developing power management solutions for these markets;

•	our products’ performance and cost effectiveness relative to that of our competitors’ products;

•	our ability to deliver products in large volume on a timely basis at a competitive price;

•	our success in utilizing new and proprietary technologies to offer products and features previously not available in the marketplace;

•	our ability to recruit application engineers and designers; and

•	our ability to protect our intellectual property.

We cannot assure you that our products will compete favorably or that we will be successful in the face of increasing competition from new products and enhancements introduced by our existing competitors or new companies entering this market.

Assertions by third parties of infringement by us of their intellectual property rights could result in significant costs, reduce sales of our products and cause our operating results to suffer.

The semiconductor industry is characterized by vigorous protection and pursuit of intellectual property rights and positions, which has resulted in protracted and expensive litigation for many companies. We have in the past received, and expect that in the future we may receive, communications from various industry participants alleging our infringement of their patents, trade secrets or other intellectual property rights. Any lawsuits resulting from such allegations could subject us to significant liability for damages and invalidate our proprietary rights. Any potential intellectual property litigation also could force us to do one or more of the following:

•	stop selling products or using technology that contain the allegedly infringing intellectual property;

•	incur significant legal expenses;

•	pay damages to the party claiming infringement;

•	redesign those products that contain the allegedly infringing intellectual property; and

•	attempt to obtain a license to the relevant intellectual property from third parties, which may not be available on reasonable terms or at all.

We initiated a lawsuit against Linear Technology Corporation in February 2006 for unfair business practices, interference with existing and prospective customers and trade libel, as well as a declaration of patent invalidity and non-infringement. In this case, we are seeking to prevent Linear Technology from continuing a marketing campaign designed to disrupt our business relationships and sales by suggesting to our customers that our products infringe several U.S. patents owned by Linear Technology. As we informed Linear Technology in 2003 and 2004, and as discussed in our prior public filings, we believe that none of our products infringe the patents in question. However, whether or not we prevail in this lawsuit, we expect to incur significant legal expenses related to this case. In February 2006, in a related action, Linear Technology petitioned the United States International Trade Commission (“USITC”) requesting that the USITC initiate an investigation to determine if certain of our products infringe certain patents owned by Linear Technology under Section 337 of the Tariff Act. The patents involved in this action are a subset of the patents involved in the lawsuit that we filed against Linear Technology. The accused products include charge pumps and switching regulators and are similar to the products involved in our lawsuit with Linear Technology.

In a Final Determination issued September 22, 2007, the USITC left unchanged its earlier initial determination that our charge pumps do not violate Section 337 of the Tariff Act because they do not infringe any valid claim of U.S. Patent No. 6,411,531 (‘531 Patent) owned by Linear Technology.

The Final Determination also found that a majority of our switching regulator designs do not infringe Linear’s Patent No. 6,580,258 (‘258 Patent). The USITC also found that one family of switching regulator products infringes certain claims of the ‘258 Patent. Following normal USITC procedure, the USITC issued a limited exclusion order under Section 337 of the Tariff Act prohibiting the direct importation by us of this particular product family. This exclusion order does not, however, prevent our customers from importing their products into the United States. Linear Technology’s request that downstream products be barred from importation was denied.

Linear Technology is now appealing portions of the Final Determination to the United States Court of Appeals for the Federal Circuit. We are opposing this appeal and are also appealing unfavorable portions of the Final Determination.

On February 20, 2008, and again on June 13, 2008 Linear Technology filed complaints with the USITC seeking an enforcement proceeding to correct alleged violations of the limited exclusion order of September 22, 2007. We will take reasonable steps to protect our interests should the USITC agree to institute the requested enforcement action. We believe that none of our products infringe the Linear Technology patents in question. However, whether or not we prevail in this appeal, we expect to incur significant legal expenses. Uncertainty over the outcome of our litigation with Linear Technology may cause our customers or potential customers to elect not to include our products that are the subject of this litigation into the design of their systems. Once a customer’s system designer initially chooses a competitor’s product for a particular electronic system, it becomes significantly more difficult for us to sell our products for use in that electronic system, because changing suppliers can involve significant cost, time, effort and risk for our customers. As a result, our litigation with Linear Technology or any similar future litigation may reduce both our current and future revenues. If we are unsuccessful in this case, our business and our ability to compete in foreign markets could be harmed, and we could be enjoined from selling the accused products in the United States, either directly or indirectly, which could have a material adverse impact on our revenues, financial condition, results of operations and cash flows.

Our failure to protect our intellectual property rights adequately could impair our ability to compete effectively or to defend ourselves from litigation, which could harm our business, financial condition and results of operations.

We rely primarily on patent, copyright, trademark and trade secret laws, as well as confidentiality and non-disclosure agreements to protect our proprietary technologies and know-how. While we have more than 50 patents issued or allowed in the United States or foreign countries and a larger number of pending applications, the rights granted to us may not be meaningful or provide us with any commercial advantage. For example, these patents could be challenged or circumvented by our competitors or be declared invalid or unenforceable in judicial or administrative proceedings. The failure of our patents to adequately protect our technology might make it easier for our competitors to offer similar products or technologies. Our foreign patent protection is generally not as comprehensive as our U.S. patent protection and may not protect our intellectual property in some countries where our products are sold or may be sold in the future. Even if foreign patents are granted, effective enforcement in foreign countries may not be available. Many U.S.-based companies have encountered substantial intellectual property infringement in foreign countries, including countries where we sell products.

Monitoring unauthorized use of our intellectual property is difficult and costly. It is possible that unauthorized use of our intellectual property may occur without our knowledge. We cannot assure you that the steps we have taken will prevent unauthorized use of our intellectual property. Our failure to effectively protect our intellectual property could reduce the value of our technology in licensing arrangements or in cross-licensing negotiations, and could harm our business, results of operations and financial condition. We may in the future need to initiate infringement claims or litigation. Litigation, whether we are a plaintiff or a defendant, can be expensive, time-consuming and may divert the efforts of our technical staff and managerial personnel, which could harm our business, whether or not such litigation results in a determination favorable to us.

Any acquisitions we make could disrupt our business, result in integration difficulties or fail to realize anticipated benefits, which could adversely affect our financial condition and operating results.

We may choose to acquire companies, technologies, assets and personnel that are complementary to our business, including for the purpose of expanding our new product design capacity, introducing new design, market or application skills or enhancing and expanding our existing product lines. In October 2006, we acquired Analog Power Semiconductor Corporation and related assets and personnel, primarily located in Shanghai, China. In June 2008, we acquired Elite, located in Shanghai, China. Acquisitions involve numerous risks, including the following:

•	difficulties in integrating the operations, systems, technologies, products and personnel of the acquired companies;

•	diversion of management’s attention from normal daily operations of the business and the challenges of managing larger and more widespread operations resulting from acquisitions;

•	difficulties in entering markets in which we may have no or limited direct prior experience and where competitors may have stronger market positions;

•	the potential loss of key employees, customers, distributors, suppliers and other business partners of the companies we acquire following and continuing after announcement of acquisition plans;

•	improving and expanding our management information systems to accommodate expanded operations;

•	insufficient revenue to offset increased expenses associated with acquisitions; and

•	addressing unforeseen liabilities of acquired businesses.

Acquisitions may also cause us to:

•	issue capital stock that would dilute our current stockholders’ percentage ownership;

•	use a substantial portion of our cash resources or incur debt;

•	assume liabilities;

•	record goodwill or incur amortization expenses related to certain intangible assets; and

•	incur large and immediate write-offs and other related expenses.

Any of these factors could prevent us from realizing the anticipated benefits of an acquisition, and our failure to realize these benefits could adversely affect our business. In addition, we may not be successful in identifying future acquisition opportunities or in consummating any acquisitions that we may pursue on favorable terms, if at all. Any transactions that we complete may impair stockholder value or otherwise adversely affect our business and the market price of our stock. Failure to manage and successfully integrate acquisitions could materially harm our financial condition and operating results.

Our operating results, financial condition and cash flows may be adversely impacted by worldwide political and economic uncertainties and specific conditions in the markets we address, including the cyclical nature of and volatility in the semiconductor industry.

The semiconductor industry has historically exhibited cyclical behavior which at various times has included significant downturns in customer demand. These conditions have caused significant variations in product orders and production capacity utilization, as well as price erosion. Because a significant portion of our expenses is fixed in the near term or is incurred in advance of anticipated sales, we may not be able to decrease our expenses rapidly enough to offset any unanticipated shortfall in revenues. If this situation were to occur, it could adversely affect our operating results, cash flow and financial condition.

Additionally, general worldwide economic conditions have recently experienced a downturn due to slower economic activity, concerns about inflation and deflation, increased energy costs, decreased consumer confidence, reduced corporate profits and capital spending, adverse business conditions and liquidity concerns in the wired and wireless communications markets, recent international conflicts and terrorist and military activity and the impact of natural disasters and public health emergencies. These conditions make it extremely difficult for our customers, our vendors and us to accurately forecast and plan future business activities, and they could cause U.S. and foreign businesses to slow spending on our products and services, which would delay and lengthen sales cycles. We cannot predict the timing, strength or duration of any economic slowdown or subsequent economic recovery, worldwide, or in the semiconductor industry. If the economy or markets in which we operate do not continue at their present levels, our business, financial condition and results of operations will likely be materially and adversely affected.

Our business may be adversely impacted if our end customers cannot obtain sufficient supplies of other components in their products to meet their production projections and target quantities.

Our power management products are used by our customers in conjunction with a number of other components such as digital integrated circuits, baseband processors, microcontrollers and digital signal processors. If for any reason our customers incur a shortage of any component, their ability to produce the forecasted quantity of their end product or model may be adversely affected and our product sales would decline until such shortage is remedied. Such a situation could harm our operating results, cash flow and financial condition.

A failure of our information systems would adversely impact our ability to process orders for and manufacture products.

We operate a multinational business enterprise with manufacturing, administration and sales groups located in Asia, Europe and the United States. These disparate groups are connected by a private network-based enterprise resource planning system, where daily manufacturing operations and order entry functions rely on maintaining a reliable network among locations. Any failure of our computer network or our enterprise resource planning system would impede our ability to schedule orders, monitor production work in process and ship and bill our finished goods to our customers.

THE OFFER

1.	Eligibility.

You are an “eligible optionholder” if you are a non-executive officer employee of AnalogicTech or one of its subsidiaries and you remain employed by AnalogicTech through the date on which the exchanged options are cancelled. Employees located in France are not eligible to participate in this offer to exchange.

To receive a new option, you must continue to be an eligible optionholder of AnalogicTech, or one of its subsidiaries or a successor entity through the new option grant date, which will be the same day as the cancellation date. If we do not extend the offer, the new option grant date will be October 9, 2008.

If you choose not to participate or your options are not accepted for exchange, your existing options will remain outstanding until they expire, retaining their original terms and conditions as set forth in the relevant agreement related to such stock option grant, including, but not limited to, their current vesting schedule. The current exercise price also will remain the same.

2.	Number of options; expiration date.

Subject to the terms and conditions of this offer, we will accept for exchange outstanding, unexercised options that were granted between February 1, 2007 and July 1, 2008, that are held by eligible optionholders and that are properly elected to be exchanged, and are not validly withdrawn, before the expiration date. In order to be eligible, options must be outstanding as of immediately prior to the cancellation of the options under this offer. For example, if a particular option grant expires after commencement, but before cancellation under the offer, that particular option grant is not eligible for exchange.

You may pick and choose which of your eligible option grants you wish to exchange, but each option grant that you elect to exchange must be for the entire portion that is outstanding and unexercised, except options that are subject to a domestic relations order (or comparable legal document as the result of the end of a marriage). We are not otherwise accepting partial tenders of option grants. However, you may elect to exchange the remaining portion of an option grant that you have partially exercised. As a result, you may elect to exchange one or more of your option grants, but you must elect to exchange all of the unexercised shares subject to each grant or none of the shares for that particular grant.

For example and except as otherwise described below, if you hold (1) an eligible option grant to purchase 1,000 shares, 700 of which you have already exercised, (2) an eligible option grant to purchase 1,000 shares, and (3) an eligible option grant to purchase 2,000 shares, you may elect to exchange:

•	Your first option grant covering 300 remaining unexercised shares,

•	Your second option grant covering 1,000 shares,

•	Your third option grant covering 2,000 shares,

•	Two of your three option grants,

•	All three of your option grants, or

•	None of your option grants.

These are your only choices in the above example. You may not elect, for example, to exchange your first option grant with respect to options to purchase only 150 shares (or any other partial amount) under that grant or less than all of the shares under the second and third option grants.

As discussed above, this rule will not apply to the portion of any option grant that is subject to a domestic relations order (or comparable legal document as the result of the end of a marriage) and which is beneficially owned by a person who is not an eligible optionholder. Any such portion of an option grant may not be exchanged in this offer to exchange (even if title to that portion of the option grant is held by an eligible optionholder). However, the portion beneficially owned by the eligible optionholder may be tendered in the offer to exchange if eligible; such portion must be tendered for all remaining outstanding shares. For instance, if you are an eligible optionholder and you hold an option grant to purchase 3,000 shares that is subject to a domestic relations order, 1,000 of which are beneficially owned by your former spouse, and you have exercised 500 of the remaining 2,000 shares, then you may elect to exchange the portion of the option grant that you beneficially own covering the outstanding 1,500 shares, or you may elect not to tender that option grant at all. This is your only choice with respect to this option grant.

Exchanged options will be replaced with new options at an exchange ratio of one (1) new option for every one (1) exchanged option.

Stock options that were granted prior to February 1, 2007 or after July 1, 2008 are not eligible for exchange in this offer.

For purposes of this offer, including the exchange ratio, the term “option” generally refers to an option to purchase one (1) share of our common stock.

Each new option will be subject to the terms of the stock option plan pursuant to which it is granted and to a new option agreement between you and AnalogicTech. New options granted with respect to exchanged options originally granted under the 2005 Equity Incentive Plan will be granted under the 2005 Equity Incentive Plan. Lastly, employees in the United Kingdom also must execute a joint election form (unless one is currently in effect) to shift liability for employer national insurance contributions to the employee.

The expiration date for this offer will be 8:00 p.m., Eastern Time, on October 9, 2008, unless we extend the offer. We may, in our discretion, extend the offer, in which event the expiration date shall refer to the latest time and date at which the extended offer expires. See Section 16 of this offer to exchange for a description of our rights to extend, terminate and amend the offer.

3.	Purpose of the offer.

We believe that this offer will foster retention of the employees of AnalogicTech or its subsidiaries and better align their interests with those of our stockholders to maximize stockholder value. We issued the currently outstanding options to motivate employees to perform at high levels and provide an effective means of recognizing employee contributions to our success. Some of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current fair market value of our stock. These options are commonly referred to as being “underwater.” By making this offer, we intend to provide eligible optionholders with the opportunity to own options that over time may have a greater potential to increase in value.

Neither we nor our board of directors makes any recommendation as to whether you should accept this offer, nor have we authorized any person to make any such recommendation. You should evaluate carefully all of the information in this offer and consult your own investment and tax advisors. You must make your own decision about whether to participate in this offer.

4.	Procedures for electing to exchange options.

Proper election to exchange options.

Participation in this offer is voluntary. To participate in this offer, you must, in accordance with the instructions of the election form, properly complete, sign and deliver the election form to Stock Admin either via facsimile at (408) 716-2539, via e-mail PDF to stockadmin@aati.com or by hand at Advanced Analogic Technologies Incorporated, 3230 Scott Boulevard, Santa Clara, California 95054 U.S.A., along with any other required documents. Stock Admin must receive the properly completed and signed election forms before the expiration date. The expiration date will be 8:00 p.m., Eastern Time, on October 9, 2008, unless we extend the offer. Only responses that are complete, signed and actually received by Stock Admin by the deadline will be accepted. Responses submitted by U.S. mail or other post and Federal Express (or similar delivery service) are not permitted.

If you submit an election form, and then decide that you would like to elect to exchange additional options, you must submit a new election form to Stock Admin by the expiration date. This new election form must be signed and dated after your original election form and must be properly completed. This new election form must also list all of the options that you wish to tender for exchange, because your original election form will no longer be valid. You may submit new election forms as often as you wish prior to the expiration date, but you will be bound by the last properly submitted election or withdrawal form we receive prior to the election date.

The delivery of all documents, including election forms, is at your risk.

Our receipt of your election form is not by itself an acceptance of your options for exchange. For purposes of this offer, we will be deemed to have accepted options for exchange that are validly elected to be exchanged and are not properly withdrawn as of the time when we give oral or written notice to the optionholders generally of our acceptance of options for exchange. We may issue this notice of acceptance by press release, e-mail or other methods of communication. Options accepted for exchange will be cancelled on the cancellation date, which we presently expect will be October 9, 2008.

Determination of validity; rejection of options; waiver of defects; no obligation to give notice of defects.

We will determine, in our discretion, all questions as to the validity, form, eligibility (including time of receipt) and acceptance of any options. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any election form or any options elected to be exchanged that we determine are not in appropriate form or that we determine are unlawful to accept. We will accept all properly tendered options that are not validly withdrawn. We also reserve the right to waive any of the conditions of the offer or any defect or irregularity in any tender of any particular options or for any particular optionholder, provided that if we grant any such waiver, it will be granted with respect to all optionholders and tendered options. No tender of options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering optionholder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in tenders, nor will anyone incur any liability for failure to give any notice. This is a one-time offer. We will strictly enforce the election period, subject only to an extension that we may grant in our discretion.

Our acceptance constitutes an agreement.

Your election to exchange options through the procedures described above constitutes your acceptance of the terms and conditions of this offer. Our acceptance of your options for exchange will constitute a binding agreement between AnalogicTech and you upon the terms and subject to the conditions of this offer.

5.	Withdrawal rights and change of election.

You may withdraw some or all of the options that you previously elected to exchange at any time before the expiration date, which is expected to be 8:00 p.m., Eastern Time, on October 9, 2008. If we extend the offer, you may withdraw your options at any time until the extended expiration date.

In addition, although we intend to accept all validly tendered options promptly after the expiration of this offer, if we have not accepted your options by 8:00 p.m., Eastern Time, on November 7, 2008, you may withdraw your options.

To validly withdraw some or all of the options that you previously elected to exchange, you must deliver to Stock Admin either via facsimile at (408) 716-2539, via e-mail PDF to stockadmin@aati.com or by hand at Advanced Analogic Technologies Incorporated, 3230 Scott Boulevard, Santa Clara, California 95054 U.S.A., in accordance with the procedures listed in Section 4 above, a signed and dated withdrawal form with the required information, while you still have the right to withdraw the options. You may change your mind as many times as you wish, but you will be bound by the last properly submitted election or withdrawal form we receive before the expiration date.

You may not rescind any withdrawal. All options that you withdraw will be deemed not properly tendered for purposes of the offer, unless you properly re-elect to exchange the options before the expiration date. To re-elect to exchange some or all of your withdrawn options, you must submit a new election form to Stock Admin before the expiration date by following the procedures described in Section 4 of this offer to exchange. This new election form must be properly completed, signed and dated after your original election form and after your withdrawal form and it must list all of the options you wish to tender for exchange.

If you do not wish to withdraw any options from the offer, but would like to elect to tender additional options for exchange, you must submit a new election form to Stock Admin before the expiration date by following the procedures described in Section 4 of this offer to exchange. This new election form must be signed and dated after your original election form. It must be properly completed and it must list all of the options you wish to tender for exchange.

Neither we nor any other person is obligated to give you notice of any defects or irregularities in any withdrawal form or any new election form, nor will anyone incur any liability for failure to give any notice. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of withdrawal forms and new election forms. Our determination of these matters will be final and binding.

The delivery of all documents, including any withdrawal forms and any new election forms, is at your risk.

6.	Acceptance of options for exchange and issuance of new options.

Upon the terms and conditions of this offer and promptly following the expiration date, we will accept for exchange and cancel all eligible options properly elected for exchange and not validly withdrawn before the expiration date. Once the options are cancelled, you no longer will have any rights with respect to those options. Subject to the terms and conditions of this offer, if your options are properly tendered by you for exchange and accepted by us, these options will be cancelled as of the cancellation date, which we anticipate to be October 9, 2008.

For purposes of the offer, we will be deemed to have accepted options for exchange that are validly tendered and are not properly withdrawn as of the time when we give oral or written notice to the optionholders generally of our acceptance for exchange of the options. This notice may be made by press release, e-mail or other method of communication. Subject to our rights to terminate the offer, discussed in Section 16 of this offer to exchange, we currently expect that we will accept promptly after the expiration date all properly tendered options that are not validly withdrawn.

We will grant the new options on the new option grant date, which is the same day as the cancellation date. We expect the new option grant date to be October 9, 2008. Each new option will be granted subject to the terms of the 2005 Equity Incentive Plan, and will be subject to a new option agreement between you and AnalogicTech.

If, for any reason, you are no longer an eligible optionholder on the new option grant date, we will not accept your tender of options, any exchanged options you tendered will not be cancelled and you will not receive any new options.

Options that we do not accept for exchange will remain outstanding until they expire by their terms and will retain their current exercise price and current vesting schedule.

7.	Conditions of the offer.

Notwithstanding any other provision of this offer, we will not be required to accept any options tendered for exchange, and we may terminate the offer, or postpone our acceptance and cancellation of any options tendered for exchange, in each case, if at any time on or after the date this offer begins, and before the expiration date, any of the following events has occurred, or has been determined by us to have occurred:

•

there shall have been threatened or instituted or be pending any action, proceeding or litigation seeking to enjoin, make illegal or delay completion of the offer or otherwise relating in any manner, to the offer;

•

any order, stay, judgment or decree is issued by any court, government, governmental authority or other regulatory or administrative authority and is in effect, or any statute, rule, regulation, governmental order or injunction shall have been proposed, enacted, enforced or deemed applicable to the offer, any of which might restrain, prohibit or delay completion of the offer or impair the contemplated benefits of the offer to us (see Section 3 of this offer to exchange for a description of the contemplated benefits of the offer to us);

•	there shall have occurred:

•	any general suspension of trading in, or limitation on prices for, our securities on any national securities exchange or in an over-the-counter market in the United States,

•	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States,

•

any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, might affect the extension of credit to us by banks or other lending institutions in the United States,

•

in our reasonable judgment, any extraordinary or material adverse change in U.S. financial markets generally, including, a decline of at least 10% in either the Dow Jones Industrial Average, the Nasdaq Index or the Standard & Poor’s 500 Index from the date of commencement of the exchange offer,

•

an escalation of the war in Iraq and Afghanistan, or the commencement or continuation of another war or other national or international calamity directly or indirectly involving the United States, which could reasonably be expected to affect materially or adversely, or to delay materially, the completion of the exchange offer, or

•

if any of the situations described above existed at the time of commencement of the exchange offer and that situation, in our reasonable judgment, deteriorates materially after commencement of the exchange offer;

•

there shall have occurred any change, development, clarification or position taken in generally accepted accounting principles such that the anticipated impact on our reported financial condition or financial results as a result of the offer would differ materially from the description below in Section 12 under the heading “Accounting consequences of the offer”;

•

a tender or exchange offer, other than this exchange offer by us, for some or all of our shares of outstanding common stock, or a merger, acquisition or other business combination proposal involving us, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed;

•	any event or events occur that have resulted or is reasonably likely to result, in our reasonable judgment, in a material adverse change in our business or financial condition;

•

any event or events occur that have resulted or may result, in our reasonable judgment, in a material impairment of the contemplated benefits of the offer to us (see Section 3 of this offer to exchange for a description of the contemplated benefits of the offer to us); or

•

any rules or regulations by any governmental authority, the National Association of Securities Dealers, The Nasdaq Global Market, or other regulatory or administrative authority or any national securities exchange have been enacted, enforced or deemed applicable to AnalogicTech.

If any of the above events occur, we may:

•	terminate the exchange offer and promptly return all tendered eligible options to tendering holders;

•	complete and/or extend the exchange offer and, subject to your withdrawal rights, retain all tendered eligible options until the extended exchange offer expires;

•	amend the terms of the exchange offer; or

•	waive any unsatisfied condition and, subject to any requirement to extend the period of time during which the exchange offer is open, complete the exchange offer.

The conditions to this offer are for our benefit. We may assert them in our discretion regardless of the circumstances giving rise to them before the expiration date. We may waive any condition, in whole or in part, at any time and from time to time before the expiration date, in our discretion, whether or not we waive any other condition to the offer. If a condition is triggered, we will notify optionholders and stockholders as soon as administratively possible whether we have waived an offer condition. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this Section 7 will be final and binding upon all persons.

8.	Price range of common stock underlying options.

Our common stock is quoted on The Nasdaq Global Market under the symbol “AATI.” The following table shows, for the periods indicated, the range of high and low sales prices per share of our common stock as reported by The Nasdaq Global Market.

	High	Low
Year Ended December 31, 2006
First Quarter	$15.75	$10.60
Second Quarter	$12.73	$9.51
Third Quarter	$10.48	$5.05
Fourth Quarter	$6.50	$4.90

Year Ending December 31, 2007
First Quarter	$7.15	$5.15
Second Quarter	$10.02	$6.36
Third Quarter	$11.23	$7.40
Fourth Quarter	$13.08	$9.86

	High	Low
Year Ending December 31, 2008
First Quarter	$11.36	$5.39
Second Quarter	$7.96	$3.95
Third Quarter	$5.18	$3.94

On September 30, 2008, the last reported sale price of our common stock on The Nasdaq Global Market was $4.65 per share. We recommend that you obtain current market quotations for our common stock before deciding whether to tender your options.

9.	Source and amount of consideration; terms of new options.

Consideration.

We will issue new options in exchange for eligible outstanding, unexercised options properly elected to be exchanged by you and accepted by us for such exchange. Each new option will be subject to the terms of the 2005 Equity Incentive Plan, and to a new stock option agreement between you and AnalogicTech. Subject to any adjustments for stock splits, subdivisions, combinations, stock dividends and similar events that occur before the new option grant date and subject to the other terms and conditions of this offer, upon our acceptance of your properly tendered options, you will be entitled to receive new options according to the exchange ratio described below.

Exchanged options will be replaced with new options at an exchange ratio of one (1) new option for every one (1) exchanged option.

Stock options granted before February 1, 2007 or after July 1, 2008 are not eligible for exchange in this offer.

If we receive and accept tenders from eligible optionholders of all options eligible to be tendered, subject to the terms and conditions of this offer, we will grant new options to purchase a total of 1,853,019 shares of our common stock, or approximately 3% of our fully-diluted capitalization.

General Terms of New Options.

New options will be granted under our 2005 Equity Incentive Plan. Each new option will be subject to the terms of the 2005 Equity Incentive Plan and to a new stock option agreement between you and AnalogicTech.

The terms and conditions of the new options may vary from the terms and conditions of the options that you tendered for exchange, but such changes generally will not substantially and adversely affect your rights.

New Vesting Schedule; Possible New Exercise Price.

Your new option will begin to vest on the new option grant date. Each new option will be scheduled to vest as follows:

•	25% after one year and 6.25% every three months thereafter; and

•	Vesting on any date is subject to your continued service to us through each relevant vesting date.

The new options granted in exchange for your old options will be nonstatutory stock options for United States tax purposes.

The following description summarizes the material terms of our 2005 Equity Incentive Plan. Our statements in this offer to exchange concerning the plan and the new options are merely summaries and do not purport to be complete. The statements are subject to, and are qualified in their entirety by reference to, the plan, and the form of option agreement under the plan, copies of which may be obtained by contacting Stock Admin. (See Section 10)

2005 Equity Incentive Plan.

The 2005 Equity Incentive Plan was adopted by our board of directors and approved by our stockholders in May 2005. The 2005 Equity Incentive Plan provides for the grant of incentive stock options, within the meaning of Section 422 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), to employees of AnalogicTech and its subsidiaries, and for the grant of nonstatutory stock options and stock purchase rights to employees, directors and consultants of AnalogicTech and its subsidiaries.

As of September 30, 2008, a total of 8,756,525 shares of our common stock were authorized for issuance under the 2005 Equity Incentive Plan. As of September 30, 2008, options to purchase 6,158,538 shares of common stock were outstanding and 2,597,987 shares were available for future grant under this plan.

The 2005 Equity Incentive Plan is administered by our board of directors or a committee appointed by our board of directors, which we refer to as the administrator. In the case of options intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code, the committee will consist of two or more “outside directors” within the meaning of Section 162(m) of the Code. The administrator has the power to determine the terms of the awards, including the exercise price, the number of shares subject to each such award, the exercisability of the awards and the form of consideration, if any, payable upon exercise. The administrator also has the authority to institute an exchange program whereby the exercise prices of outstanding awards may be reduced or outstanding awards may be surrendered in exchange for awards with a different exercise price.

The administrator determines the exercise price of options granted under our 2005 Equity Incentive Plan, but with respect to nonstatutory stock options intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code and all incentive stock options, the exercise price must at least be equal to the fair market value of our common stock on the date of grant. The term of an incentive stock option may not exceed ten years, except that with respect to any participant who owns 10% of the voting power of all classes of our outstanding stock, the term must not exceed five years and the exercise price must equal at least 110% of the fair market value on the grant date. The administrator determines the term of all other options.

No optionee may be granted an option to purchase more than 500,000 shares in any fiscal year. However, in connection with his or her initial service, an optionee may be granted an additional option to purchase up to 500,000 shares.

After termination of an employee, director or consultant, he or she may exercise his or her option for the period of time as the administrator may determine. Generally, if termination is due to death or disability, the option will remain exercisable for twelve months. In all other cases, the option will generally remain exercisable for three months. However, an option generally may not be exercised later than the expiration of its term.

Stock appreciation rights may be granted under our 2005 Equity Incentive Plan. Stock appreciation rights allow the recipient to receive the appreciation in the fair market value of our common stock between the exercise date and the date of grant. The administrator will determine the terms of stock appreciation rights, including when such rights become exercisable and whether to pay the increased appreciation in cash or with shares of our common stock, or a combination thereof.

Restricted stock may be granted under our 2005 Equity Incentive Plan. Restricted stock awards are shares of our common stock that vest in accordance with terms and conditions established by the administrator. The administrator will determine the number of shares of restricted stock granted to any employee. The administrator may impose whatever conditions to vesting it determines to be appropriate. For example, the administrator may set restrictions based on the achievement of specific performance goals. Shares of restricted stock that do not vest are subject to our right of repurchase or forfeiture.

Performance units and performance shares may be granted under our 2005 Equity Incentive Plan. Performance units and performance shares are awards that will result in a payment to a participant only if vesting criteria established by the administrator are satisfied or the awards otherwise vest. The administrator will establish organizational or individual performance goals in its discretion, which, depending on the extent to which they are met, will determine the number and/or the value of performance units and performance shares to be paid out to participants. Performance units will have an initial dollar value as the administrator establishes prior to the grant date. Performance shares will have an initial value equal to the fair market value of our common stock on the grant date.

Unless the administrator provides otherwise, our 2005 Equity Incentive Plan does not allow for the transfer of awards and only the recipient of an award may exercise an award during his or her lifetime.

Our 2005 Equity Incentive Plan will provide that in the event of our “change in control,” the successor corporation or its parent or subsidiary will assume or substitute an equivalent award for each outstanding award. If there is no assumption or substitution of outstanding awards, the administrator will provide notice to the recipient that he or she has the right to exercise the option and stock appreciation right as to all of the shares subject to the award, all restrictions on restricted stock will lapse, and all performance goals or other vesting requirements for performance shares and units will be deemed achieved, and all other terms and conditions met. The award will terminate upon the expiration of the period of time the administrator provides in the notice. In the event the service of an outside director is terminated on or following a change in control, other than pursuant to a voluntary resignation, his or her options will fully vest and become immediately exercisable.

Our 2005 Equity Incentive Plan will automatically terminate in 2015, unless we terminate it sooner. In addition, our board of directors has the authority to amend, suspend or terminate the 2005 Equity Incentive Plan provided such action does not impair the rights of any participant.

For employees in the United Kingdom, options are subject to a joint election form between the employee and AnalogicTech and/or the employer to shift the liability for employer national insurance contributions to the employee.

Term of Options.

Each grant of new options granted pursuant to this offer will expire a maximum of ten years from the date of grant of the new options; provided that, in any event, each new option will expire earlier upon the termination of the optionholder’s status as an employee, consultant or director to AnalogicTech or one of its subsidiaries.

Termination of Employment Before the New Option Grant Date.

If, for any reason, you are no longer an employee of AnalogicTech or one of its subsidiaries on the new option grant date, we will not accept your tender of options, any exchanged options you tendered will not be cancelled and you will not receive any new options. Unless expressly provided by any written agreement, your employment with AnalogicTech or one of its subsidiaries will remain “at will” and can be terminated by you or us at any time.

Exercise Price.

Generally, the administrator determines the exercise price at the time the option is granted. The exercise price of new options will be no less than the fair market price of our common stock on the new option grant date, which would be the closing price reported by The Nasdaq Global Market for our common stock on the new option grant date.

Vesting and Exercise.

Each stock option agreement specifies the term of the option and the date on which the option becomes exercisable. The administrator determines the terms of vesting. Your new option will begin to vest on the new option grant date. Each new option will be scheduled to vest as follows:

•	25% after one year and 6.25% every three months thereafter; and

•	Vesting on any date is subject to your continued service to us through each relevant vesting date.

Employees in China must exercise the new option solely by means of a cashless sell-all exercise and to repatriate the proceeds of the sale to China if you are a Chinese national, due to certain legal restrictions in China.

Transferability of Options.

New options generally may not be transferred, other than by will or the laws of descent and distribution, unless the administrator indicates otherwise in your option agreement. In the event of your death, any person who acquires the right to exercise the option by bequest or inheritance may exercise issued options.

Tax Consequences.

You should refer to Section 14 of this offer for a discussion of the U.S. federal income tax consequences of the new options and the exchanged options, as well as the consequences of accepting or rejecting this offer. In addition, Schedule B discusses the tax and social insurance consequences if you are subject to income tax and social insurance contributions outside the U.S. If you are a citizen or resident of the United States, but are also subject to the tax laws of another non-U.S. jurisdiction, you should be aware that there might be other tax and social insurance consequences that may apply to you. We strongly recommend that you consult with your own advisors to discuss the consequences to you of this transaction.

10.	Information concerning AnalogicTech.

We are a supplier of power management semiconductors for consumer, communications and computing electronic devices, such as wireless handsets, notebook and tablet computers, smartphones, camera phones, digital cameras, personal media players, Bluetooth headphones and accessories, notebook computers, digital TVs, set top boxes and displays. We focus our design and marketing efforts on the application-specific power management needs in these rapidly-evolving devices. We currently offer a portfolio of over 600 power management products comprising Power Management application-specific standard products, or ASSPs, and selected general-purpose analog integrated circuits, or ICs, in single-chip and multi-chip packages. We sell directly to original equipment manufacturers, or OEMs, including LG Electronics, Inc., Samsung Electronics Co., Ltd. and Sony Ericsson. We sell through distributors and original design manufacturers, or ODMs, and to other system designers, including Hewlett-Packard Company, Lenovo Group Ltd., Quanta Computers Inc. and Toshiba Corporation.

We were incorporated in 1997 and commenced operations in 1998. From 1998 to 2000, we were primarily involved in developing our technology, recruiting personnel and raising capital. Since 2001, we have focused on delivering products for what we believe to be large and high-growth market opportunities. However, we operate in the semiconductor industry, which is cyclical and has experienced significant fluctuations, and our revenues are impacted by these broad industry trends. We operate as a fabless semiconductor company, working with third parties to manufacture and assemble our integrated circuits, or ICs, rather than manufacturing them ourselves. This business model has enabled us to reduce our capital expenditures and fixed costs, while focusing our engineering and design resources on our core strengths. We believe this model also reduces the impact on our business of seasonality, cyclicality and fluctuations in demand.

Our principal executive offices are located at 3230 Scott Boulevard, Santa Clara, California 95054 U.S.A. and our telephone number is (408) 737-4600.

You should direct questions about this offer or requests for additional copies of this offer to exchange and the other option exchange program documents to:

Stock Admin

Advanced Analogic Technologies Incorporated

3230 Scott Boulevard

Santa Clara, California 95054

(408) 330-1629

11.	Interests of directors and executive officers; transactions and arrangements.

Our executive officers and directors are not eligible to participate in the exchange of options pursuant to this offer.

In the 60 days prior to and including September 11, 2008, our directors and executive officers had no transactions related to the purchase and sale of our common stock other than the sale of 14,608 shares of common stock in an open market sale and no sales of shares of common stock pursuant to Rule 10b5-1 trading plans.

Except as described above and grants of stock options to employees who are not directors or executive officers, there have been no transactions in our common stock or in options to purchase our common stock that were effected during the past 60 days by us or, to our knowledge, by any director, executive officer, or affiliate of AnalogicTech. In addition, except as otherwise described above and other than restricted stock awards and outstanding options to purchase common stock granted from time to time to certain of our employees (including executive officers) and non-employee directors pursuant to the 2005 Equity Incentive Plan, neither we nor any person controlling us nor, to our knowledge, any of our directors or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to this offer with respect to any of our securities (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations). In addition, while our executive officers are not eligible to participate in this option exchange, these individuals and many employees eligible to participate in the option exchange received annual stock option grants in May 2008, and our non-employee directors receive annual stock option grants for their continued service as members of the board of directors.

12.	Status of options tendered in the offer; accounting consequences of the offer.

Options tendered for exchange and accepted by us pursuant to the offer will be canceled and the shares of common stock subject to those options will be returned to the pool of shares available for grants under the 2005 Equity Incentive Plan. Once your options have been canceled, you will no longer have any rights under those options. To the extent such shares are not fully reserved for issuance in connection with the new options to be granted in connection with the offer, the shares will be available for future awards to employees and other eligible participants under the 2005 Equity Incentive Plan.

As a result of our decision to make this offer to our eligible optionholders, we will recognize incremental compensation cost of the stock options granted in the Exchange Offer in addition to the remaining unamortized expense for the eligible options. The incremental compensation cost will be measured as the excess, if any, of the fair value of the new options to employees in exchange for surrendered eligible options, over the fair value of the eligible options surrendered in exchange for the new options. The fair value of new options will be measured as of the date they are granted and the fair value of the eligible options surrendered will be measured immediately prior to the cancellation. The sum of the remaining unamortized expense for the eligible options and the incremental compensation cost for the new options will be recognized as compensation expense ratably over the vesting period of the new options. The new options will have a maximum term of ten years from the grant date of the new options, subject to earlier expiration of the option upon the occurrence of certain events, such as the optionee’s termination of employment. Options which were eligible but not tendered in this offer and accepted for replacement will retain their original term, which is generally ten years, subject to earlier expiration of the option upon the occurrence of certain events, such as the optionee’s termination of employment.

13.	Legal matters; regulatory approvals.

We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of options and issuance of new options as contemplated by the offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency that would be required for the acquisition or ownership of our options as contemplated herein. Should any additional approval or other action be required, we presently contemplate that we will seek such approval or take such other action. We cannot assure you that any such approval or other action, if needed, could be obtained or what the conditions imposed in connection with such approvals would entail or whether the failure to obtain any such approval or other action would result in adverse consequences to our business. Our obligation under the offer to accept tendered options for exchange and to issue new options for tendered options is subject to the conditions described in Section 7 of this offer to exchange.

If we are prohibited by applicable laws or regulations from granting new options on the new option grant date, we will not grant any new options. We are unaware of any such prohibition at this time, and we will use reasonable efforts to effect the grant, but if the grant is prohibited on the new option grant date we will not grant any new options and you will not receive any other benefit for the options you tendered.

14.	Material U.S. federal income tax consequences.

The following is a general summary of the material U.S. federal income tax consequences of the exchange of options pursuant to the offer for those employees subject to U.S. federal income tax. This discussion is based on the U.S. Internal Revenue Code, its legislative history, treasury regulations thereunder and administrative and judicial interpretations as of the date of this offering circular, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of optionholders. If you are a citizen or a resident of the United States, but are also subject to the tax laws of another country, you should be aware that there might be other tax and social security consequences that may apply to you. We strongly recommend that you consult with your own advisors to discuss the consequences to you of this transaction.

Optionholders who exchange outstanding options for new options should not be required to recognize income for U.S. federal income tax purposes at the time of the exchange. We believe that the exchange will be treated as a non-taxable exchange.

Discount options.

Some eligible optionholders currently are holding options that were granted with an exercise price less than the fair market value of AnalogicTech’s common stock on the date the options were granted. These options are commonly referred to as “discount options.” Discount options, if not amended to change the exercise price to the fair market value as of the original date of grant, give rise to potential adverse tax consequences as a result of Section 409A. Discount options give rise to potential adverse tax consequences to options holders subject to U.S. taxation. If you are subject to U.S. taxation and hold discount options, you may amend your discount options to eliminate the potential adverse tax consequences of such discount options.

The Treasury Department and the IRS have issued final regulations with respect to Section 409A, but the regulations do not provide final guidance with respect to the tax consequences of discount options. Based on currently available guidance, we believe that if you have discount options, you may be taxed even before you exercise those options. This would occur in the tax year in which a discount option vests, with the holder of the discount option recognizing income equal to the difference between the fair market value of the shares and the exercise price (the “spread”) and being subjected to an additional 20% tax on the spread, plus interest charges. In addition, we believe that during each subsequent tax year (until the option is exercised or expires), the holder of the discount option will be subject to additional annual income and penalty taxes on any increase in value of the underlying stock. Finally, certain states have also adopted laws similar to Section 409A. Consequently, the holder of the discount option may also incur additional taxes and penalties under state law provisions. For example, California has adopted a provision similar to Section 409A and thereby imposes a 20% tax with regard to discounted options (in addition to the federal 20% tax and any federal and state income taxes).

Eligible optionholders who agree to amend their discount options are able to eliminate the potential adverse tax consequences of their discount options and to participate in the offer to exchange these options for new options. Holders of discount options who are subject to taxation in the United States will have the opportunity to elect only to increase the exercise price of their discount options and to not participate in the exchange.

Amended discount options become eligible options for purposes of this offer to exchange, and you may then choose whether or not to participate in the exchange. If you choose not to participate or your options are not accepted for exchange, your existing options will remain outstanding until they expire, retaining their original terms and conditions as set forth in the relevant agreement related to such stock option grant, including, but not limited to, their current vesting schedule. The current exercise price also will remain the same, unless you are holding discount options and elect to amend the options in order to eliminate the potential adverse tax consequences but choose not to participate in the exchange.

Uncertainty.

Unfortunately, the guidance issued by the Treasury Department and the IRS has not provided comprehensive guidance with respect to the tax consequences of discount options. There is a chance that future guidance issued may provide some relief with respect to certain eligible options and a tax advisor may advocate a position under the current statute and available guidance that your eligible options are exempt from Section 409A.

AnalogicTech cannot guarantee any particular tax results related to your discount options. Furthermore, there is uncertainty because the final tax regulations do not provide comprehensive guidance with respect to the tax consequences of discount options. Since this offer involves complex tax considerations, we urge you to consult a financial, legal and/or tax advisor before you make any decisions about participating in this offer.

In addition, if you are subject to taxation in the United States and also are subject to taxation in another country, there may be additional tax or social insurance consequences relating to your discount options. Please see Schedule B, as applicable, for a description of those tax consequences. Further, some states, including California, may impose additional penalty taxes. We recommend that you consult with a financial, legal and/or tax advisor regarding any tax consequences, including any state tax consequences.

Amending discount options.

By agreeing to amend a discount option, you can eliminate the potential adverse tax consequences described above. In addition, the amended discount option is eligible for exchange in this offer. In addition, although we intend to accept all validly tendered options promptly after the expiration of this offer, if we have not accepted your options by 8:00 p.m., Eastern Time, on October 9, 2008, you may withdraw your options and/or cancel your amendment of your discount options at any time thereafter until we accept your election. If we extend the offer, you may withdraw your options and/or cancel your amendment of your discount options at any time until the extended expiration date.

At any time before the expiration date, which is expected to be 8:00 p.m., Eastern Time, on October 9, 2008, you may (i) withdraw any or all of the options that you previously elected to exchange and/or (ii) cancel your agreement to amend some or all of your discount options. If you hold discount options, you may choose to withdraw from the exchange without withdrawing your election to amend the exercise price of your discount options.

Exchanging eligible options for new options.

Optionholders who exchange outstanding options for new options generally will not be required to recognize income for U.S. federal income tax purposes at the time of the exchange. We believe that the exchange will be treated as a non-taxable exchange.

The new options granted in exchange for your old options will be nonstatutory stock options for purposes of the U.S. Internal Revenue Code.

Nonstatutory stock options.

Under current law, an optionholder generally will not realize taxable income upon the grant of a nonstatutory stock option. However, when an optionholder exercises the option, the difference between the exercise price of the option and the fair market value of the shares subject to the option on the date of exercise generally will be compensation income taxable to the optionholder.

AnalogicTech generally will be entitled to a deduction equal to the amount of compensation income taxable to the optionholder if we comply with eligible reporting requirements. Upon disposition of the shares, any gain or loss is treated as capital gain or loss. Any income recognized upon exercise of a nonstatutory stock option generally will constitute wages for which withholding will be required.

15.	Material non-U.S. tax consequences.

The following is a general summary of the material non-U.S. tax and social insurance consequences of the exchange of options pursuant to the offer for those employees subject to tax and social insurance contributions outside the United States. The tax and social insurance laws are complex and change frequently and occasionally on a retroactive basis. Further, employees who move from one country to another between grant and exercise of the option may owe taxes in more than one country. As a result, the information contained in this offer may be out of date at the time you receive new options, exercise those options or sell any shares of AnalogicTech common stock that you acquire. You are advised to seek appropriate professional legal and tax advice as to how the tax and other laws in your country apply to your specific situation.

Tax effects for tax residents of China.

If you participate in the offer and are subject to tax in China, you likely will not be required under current law to recognize income for income tax or social insurance purposes at the time of the exchange or on the grant of the new options. Due to legal restrictions in China, you will be required to exercise the new options solely by means of a cashless sell-all exercise and to repatriate the proceeds of the sale to China if you are a Chinese national. You will have taxable income when you exercise the new options, at which time your employer will also generally have a tax withholding obligation and may have a social insurance contribution withholding obligation. See Schedule B for details.

Tax effects for tax residents of Hong Kong.

If you participate in the offer and are subject to tax in Hong Kong, you likely will not be required under current law to recognize income for income tax or Mandatory Provident Fund contribution purposes at the time of the exchange or on the grant of the new options. However, you will have taxable income when you exercise the new options, at which time your employer will also generally have a tax reporting obligation. The income will not be subject to Mandatory Provident Fund contributions. You must report the income on your tax return and pay any tax liability in relation to the exercise of the new options. You will not have taxable income when you sell the shares acquired upon the exercise of the new options. See Schedule B for details.

Tax effects for tax residents of Japan.

If you participate in the offer and are subject to tax in Japan, you likely will not be required under current law to recognize income for income tax or social insurance contribution purposes at the time of the exchange or on the grant of the new options, although the tax consequences are uncertain because there is no clear authority in Japanese law addressing option exchanges. You will have taxable income when you exercise the new options. It is unlikely that the income will be subject to social insurance contributions. You must report the income on your tax return and pay any tax liability in relation to the exchange or the exercise of the new options. You will also have taxable income when you sell the shares acquired upon the exercise of the new options. See Schedule B for details.

Tax effects for tax residents of Korea.

If you participate in the offer and are subject to tax in Korea, you likely will not be required under current law to recognize income for income tax or social insurance contribution purposes at the time of the exchange or on the grant of the new options. However, you will have taxable income when you exercise the new options, at which time your employer may also have a social insurance withholding obligation. You may also have taxable income when you sell the shares acquired upon the exercise of the new options. See Schedule B for details.

Tax effects for tax residents of Macau.

If you participate in the offer and are subject to tax in Macau, you likely will not be required under current law to recognize income for income tax or social insurance contribution purposes at the time of the exchange or on the grant of the new options. Furthermore, you will not have taxable income when you exercise the new options or when you sell the shares acquired upon the exercise of the new options. See Schedule B for details.

Tax effects for tax residents of Taiwan.

If you participate in the offer and are subject to tax in Taiwan, you likely will not be required under current law to recognize income for income tax or social insurance purposes at the time of the exchange or on the grant of the new options. However, you generally will have taxable income when you exercise the new options and your employer generally will have a tax reporting obligation. You will not be subject to social insurance contributions on the income. You must report the income on your tax return and pay any tax liability in relation to the exercise of the new options. You may also have taxable income when you sell the shares acquired upon the exercise of the new options. See Schedule B for details.

Tax effects for tax residents of the United Kingdom.

If you participate in the offer and are subject to tax in the United Kingdom, you likely will not be required under current law to recognize income for income tax or social insurance purposes at the time of the exchange or on the grant of the new options. However, you generally will have taxable income when you exercise the new options. You will also be liable for employee and employer national insurance contributions (“NICs”) and as a term of your new option, must execute a joint election form with AnalogicTech and/or your employer to ensure that the liability for employer NICs is shifted to you (unless you have already signed a joint election to that effect). You must report the income on your annual tax return. Your employer generally will have withholding and reporting obligations with respect to income tax and NICs. Your employer generally is also required to Her Majesty’s Revenue and Customs the details of the exchange, the grant of the new options and the exercise of the new options. You may also have taxable income when you sell the shares acquired upon the exercise of the new options. See Schedule B for details.

We recommend that you consult your own tax advisor with respect to the tax and social insurance consequences of participating in the offer.

16.	Extension of offer; termination; amendment.

We reserve the right, in our discretion, at any time and regardless of whether or not any event listed in Section 7 of this offer to exchange has occurred or is deemed by us to have occurred, to extend the period of time during which the offer is open and delay the acceptance for exchange of any options. If we elect to extend the period of time during which this offer is open, we will give you oral or written notice of the extension and delay, as described below. If we extend the expiration date, we will also extend your right to withdraw tenders of eligible options until such extended expiration date. In the case of an extension, we will notify you by e-mail or other means no later than 9:00 a.m., Eastern Time, on the next U.S. business day after the previously scheduled expiration date.

We also reserve the right, in our reasonable judgment, before the expiration date to terminate or amend the offer and to postpone our acceptance and cancellation of any options elected to be exchanged if any of the events listed in Section 7 of this offer to exchange occurs, by giving oral or written notice of the termination or postponement to you.

Subject to compliance with applicable law, we further reserve the right, before the expiration date, in our discretion, and regardless of whether any event listed in Section 7 of this offer to exchange has occurred or is deemed by us to have occurred, to amend the offer in any respect, including by decreasing or increasing the consideration offered in this offer to eligible optionholders or by decreasing or increasing the number of options being sought in this offer. As a reminder, if a particular option grant expires after commencement, but before cancellation under the offer, that particular option grant is not eligible for exchange. Therefore, if we extend the offer for any reason and if a particular option that was tendered before the originally scheduled expiration of the offer expires after such originally scheduled expiration date but before the actual cancellation date under the extended offer, that option would not be eligible for exchange.

The minimum period during which the offer will remain open following material changes in the terms of the offer or in the information concerning the offer, other than a change in the consideration being offered by us or a change in amount of existing options sought, will depend on the facts and circumstances of such change, including the relative materiality of the terms or information changes. If we modify the number of eligible options being sought in this offer or the consideration being offered by us for the eligible options in this offer, the offer will remain open for at least ten U.S. business days from the date of notice of such modification. If any term of the offer is amended in a manner that we determine constitutes a material change adversely affecting any holder of eligible options, we will promptly disclose the amendments in a manner reasonably calculated to inform holders of eligible options of such amendment, and we will extend the offer’s period so that at least five (5) U.S. business days, or such longer period as may be required by the tender offer rules, remain after such change.

For purposes of the offer, a “business day” means any day other than a Saturday, Sunday or a U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern time.

17.	Fees and expenses.

We will not pay any fees or commissions to any broker, dealer or other person for soliciting options to be exchanged through this offer.

18.	Forward-looking statements.

This offer and the documents incorporated by reference herein include forward-looking statements. Some of the forward-looking statements can be identified by the use of forward-looking words including, but not limited to, “anticipate,” “objective,” “may,” “might,” “should,” “could,” “can,” “intend,” “expect,” “believe,” “estimate,” “predict,” “potential,” “plan,” “is designed to” or the negative of these and similar expressions identify forward-looking statements. Forward-looking statements include, but are not limited to, statements about:

•	our expectations regarding our expenses, sales and operations;

•	our anticipated cash needs and our estimates regarding our capital requirements and our need for additional financing;

•	our ability to anticipate the future needs of our customers;

•	our plans for future products and enhancements of existing products;

•	our growth strategy elements;

•	our increase headcount as we expand our operations;

•	our intellectual property;

•	our anticipated trends and challenges in the markets in which we operate; and

•	our ability to attract customers.

These statements reflect our current views with respect to future events and are based on assumptions and subject to risk and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. While we believe our plans, intentions and expectations reflected in those forward-looking statements are reasonable, we cannot assure you that these plans, intentions or expectations will be achieved.

19.	Additional information.

We have filed with the SEC a Tender Offer Statement on Schedule TO, of which this offer is a part. This offer does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials which we have filed with the SEC, before making a decision on whether to tender your options:

(1) Our Annual Report on Form 10-K for the year ended December 31, 2007, filed March 4, 2008;

(2) Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2008 and June 30, 2008, filed April 29, 2008 and July 29, 2008, respectively;

(3) Our Current Reports on Form 8-K filed on July 2, 2008, July 28, 2008 and August 1, 2008;

(4) Our definitive proxy materials for our Annual Meeting of Stockholders held on May 28, 2008, filed on April 23, 2008; and

(5) Our Registration Statement on Form S-8 filed March 6, 2008.

These filings, our other annual, quarterly and current reports, our proxy statements and our other Securities and Exchange Commission filings may be examined at the SEC’s Public Reference Room at 100 F Street, NE, Washington, D.C. 20549 or on the Internet at http://www.sec.gov.

We will also provide without charge to each person to whom a copy of this offer is delivered, upon the written or oral request of any such person, a copy of any or all of the documents to which we have referred above, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to:

Advanced Analogic Technologies Incorporated

Attention: Stock Admin

3230 Scott Boulevard

Santa Clara, California 95054

As you read the documents listed in this Section 18, you may find some inconsistencies in information from one document to another. Should you find inconsistencies between the documents, or between a document and this offer, you should rely on the statements made in the most recent document. The information contained in this offer about AnalogicTech should be read together with the information contained in the documents to which we have referred you.

20.	Financial statements.

The financial information, including financial statements and the notes thereto, included in our annual report on Form 10-K for the fiscal year ended December 31, 2007 and our quarterly report on Form 10-Q for the three months ended June 30, 2008 are incorporated herein by reference. Attached as Schedule A-1 to this Offer to Exchange is a summary of our financial information from our annual report on Form 10-K for our fiscal year ended December 31, 2007 and our quarterly report on Form 10-Q for the three and six months ended June 30, 2008. Schedule A-1 also presents our ratio of earnings to fixed charges for the fiscal years ended December 31, 2006 and 2007, and the six months ended June 30, 2007 and 2008. Attached as Schedule A-2 to this Offer to Exchange are the financial statements from our quarterly report on Form 10-Q for the three and six months ended June 30, 2008.

More complete financial information may be obtained by accessing our public filings with the SEC by following the instructions in Section 18 of this offer.

We had a book value per share of $3.46 as of June 30, 2008.

21.	Miscellaneous.

We are not aware of any jurisdiction where the making of the offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the offer will not be made to, nor will options be accepted from the optionholders residing in such jurisdiction.

        We have not authorized any person to make any recommendation on our behalf as to whether you should elect to exchange your options through the offer. You should rely only on the information in this document or documents to which we have referred you. We have not authorized anyone to give you any information or to make any representations in connection with the offer other than the information and representations contained in this offer to exchange and in the related option exchange program documents. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.

Advanced Analogic Technologies Incorporated
October 1, 2008

SCHEDULE A - 1

SUMMARY FINANCIAL INFORMATION OF ADVANCED ANALOGIC TECHNOLOGIES INCORPORATED

	Six Months Ended June 30,		Years Ended December 31,
	2008 (unaudited)	2007 (unaudited)	2007	2006
	(in thousands, except per share data)
Consolidated Statement of Operations Data
NET REVENUE	$46,274	$46,945	$109,610	$81,161
Cost of revenues (1)	22,517	21,544	50,934	34,556

GROSS PROFIT	23,757	25,401	58,676	46,605

OPERATING EXPENSES:
Research and development (1)	15,449	14,675	30,991	23,772
Sales, general and administrative (1)	12,646	12,799	25,757	22,272
Patent litigation	744	3,077	3,793	8,536

Total operating expenses	28,839	30,551	60,541	54,580

INCOME (LOSS) FROM OPERATIONS	(5,082)	(5,150)	(1,865)	(7,975)
INTEREST AND OTHER INCOME (EXPENSE):
Interest and investment income	1,878	2,737	5,599	5,823
Interest and other expense	32	(285)	(529)	(72)

Total interest and other income (expense), net	1,910	2,452	5,070	5,751

INCOME (LOSS) BEFORE INCOME TAXES	(3,172)	(2,698)	3,205	(2,224)
PROVISION (BENEFIT) FOR INCOME TAXES	211	944	1,319	(142)

NET INCOME (LOSS)	$(3,383)	$(3,642)	$1,886	$(2,082)

NET INCOME (LOSS) PER SHARE:
Basic	$(0.07)	$(0.08)	$0.04	$(0.05)
Diluted	$(0.07)	$(0.08)	$0.04	$(0.05)
WEIGHTED AVERAGE SHARES USED IN NET INCOME (LOSS) PER SHARE CALCULATION:
Basic	45,589	44,461	44,728	43,477
Diluted	45,589	44,461	47,007	43,477
Cash dividend declared per common share	—	—	—	—

(1) Pre-tax Stock-based Compensation Included in:
Cost of revenues	$172	$131	$282	$268
Research and development	1,563	1,273	2,766	2,403
Sales, general and administrative	1,894	2,053	3,845	3,472

	As of June 30,	As of December 31,
	2008 (unaudited)	2007	2006
	(in thousands)
Consolidated Balance Sheet Data

Current assets	$139,014	$145,733	$130,984
Non-current assets	34,718	30,735	30,214
Current liabilities	13,241	17,928	15,070
Non-current liabilities	1,967	1,249	191

Ratio of Earnings to Fixed Charges (unaudited):

	Six months ended June 30,		Years ended
	2008	2007	2007	2006
	(in thousands)

Interest expense	$(17)	$19	$38	$35

Fixed charges	$(17)	$19	$38	$35

Income (loss) before income taxes	$(3,172)	$(2,698)	$3,205	$(2,224)
Fixed charges	$(17)	$19	$38	$35

Earnings (loss)	$(3,189)	$(2,679)	$3,243	$(2,189)

Ratio of earnings to fixed charges	*	*	85.3	*

*	Earnings are inadequate to cover fixed charges in these periods.

SCHEDULE A - 2

FINANCIAL STATEMENTS OF ADVANCED ANALOGIC TECHNOLOGIES INCORPORATED

ADVANCED ANALOGIC TECHNOLOGIES INCORPORATED

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands, except share and par value)

	June 30, 2008	December 31, 2007 (*)
Assets
Current assets
Cash and cash equivalents	$86,834	$53,779
Short-term investments	23,145	60,448

Total cash, cash equivalents and short-term investments	109,979	114,227
Accounts receivable, net of allowances	11,269	14,428
Inventories	13,732	12,214
Prepaid expenses and other current assets	1,443	2,273
Notes receivable	2,000	2,000
Deferred income taxes	591	591

Total current assets	139,014	145,733
Property and equipment, net	5,836	4,699
Other assets	4,166	1,377
Deferred income taxes	7,053	6,815
Intangibles, net	1,547	2,127
Goodwill	16,116	15,717

Total assets	$173,732	$176,468

Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$7,710	$7,938
Accrued liabilities	4,683	8,472
Income tax payable	730	1,367
Current portion of capital lease obligations	118	151

Total current liabilities	13,241	17,928
Long-term income tax payable	1,771	1,053
Long-term capital lease obligations	—	41
Other long-term liabilities	196	155

	June 30, 2008	December 31, 2007 (*)
Total liabilities	15,208	19,177

Stockholders’ equity
Common stock, $0.001 par value—100,000,000 shares authorized; 45,772,282 and 45,355,884 shares issued and outstanding as of June 30, 2008 and December 31, 2007, respectively	46	45
Additional paid-in capital	170,837	166,763
Deferred stock-based compensation	(304)	(1,058)
Accumulated other comprehensive loss	(321)	(108)
Accumulated deficit	(11,734)	(8,351)

Total stockholders’ equity	158,524	157,291

Total liabilities and stockholders’ equity	$173,732	$176,468

*	Amounts as of December 31, 2007 were derived from the December 31, 2007 audited consolidated financial statements.

See accompanying notes to condensed consolidated financial statements.

ADVANCED ANALOGIC TECHNOLOGIES INCORPORATED

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Net revenue	$21,173	$25,837	$46,274	$46,945
Cost of revenue	11,149	11,612	22,517	21,544

Gross profit	10,024	14,225	23,757	25,401

Operating expenses:
Research and development	7,790	7,572	15,449	14,675
Sales, general and administrative	6,201	6,597	12,646	12,799
Patent litigation	482	1,488	744	3,077

Total operating expenses	14,473	15,657	28,839	30,551

Loss from operations	(4,449)	(1,432)	(5,082)	(5,150)
Interest and other income (expense):
Interest income	749	1,368	1,878	2,737
Interest expense and other income (expense), net	17	(14)	32	(285)

Total interest and other income (expense), net	766	1,354	1,910	2,452

Loss before income taxes	(3,683)	(78)	(3,172)	(2,698)
Provision for income taxes	147	813	211	944

Net loss	$(3,830)	$(891)	$(3,383)	$(3,642)

Net loss per share:
Basic	$(0.08)	$(0.02)	$(0.07)	$(0.08)
Diluted	$(0.08)	$(0.02)	$(0.07)	$(0.08)
Weighted average shares used in net loss per share calculation:
Basic	45,687	44,602	45,589	44,461
Diluted	45,687	44,602	45,589	44,461

See accompanying notes to condensed consolidated financial statements.

ADVANCED ANALOGIC TECHNOLOGIES INCORPORATED

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited, in thousands)

	Six Months Ended June 30,
	2008	2007
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(3,383)	$(3,642)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	1,457	1,379
Stock-based compensation	3,629	3,457
In-process research and development	255	—
Cumulative effect of adoption of FIN 48	—	543
Provision for doubtful accounts	—	(4)
Excess tax benefit from share-based awards	(487)	—
(Gain) loss on disposal of property and equipment	(14)	5
Loss on liquidation of a foreign branch office	—	266
Changes in operating assets and liabilities, net of effect of acquisition:
Accounts receivable	3,159	(762)
Inventories	(1,487)	(3,030)
Prepaid expenses and other current assets	886	294
Other assets	96	(106)
Deferred income taxes	(70)	(1,719)
Accounts payable	(288)	4,118
Accrued and other liabilities	(3,960)	515
Income taxes payable	77	1,997

Net cash (used in) provided by operating activities	(130)	3,311

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(1,648)	(1,388)
Purchases of short-term investments	(13,135)	(36,988)
Proceeds from sales and maturities of short-term investments	47,239	28,060
Acquisition, net of cash acquired	(647)	—
Purchase of long-term investment	(250)	—
Proceeds from sale of property and equipment	14	—

	Six Months Ended June 30,
	2008	2007
Net cash provided by (used in) investing activities	31,573	(10,316)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercise of common stock options	1,170	447
Excess tax benefits from share-based awards	487	—
Principal payments on capital lease obligations	(74)	(67)

Net cash provided by financing activities	1,583	380

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	29	(72)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	33,055	(6,697)
CASH AND CASH EQUIVALENTS—Beginning of period	53,779	58,121

CASH AND CASH EQUIVALENTS—End of period	$86,834	$51,424

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Increases (decreases) in accounts payable and accrued liabilities related to property and equipment purchases	$222	$202
Cash paid for interest	$8	$16
Cash paid for income taxes	$183	$123

See accompanying notes to condensed consolidated financial statements.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

1. BASIS OF PRESENTATION

The accompanying unaudited condensed consolidated financial statements of Advanced Analogic Technologies Incorporated (the “Company”) have been prepared in accordance with the rules and regulations of the United States Securities and Exchange Commission (the “SEC”). Certain information and disclosures normally included in consolidated financial statements prepared in accordance with accounting principles generally accepted in the United States have been condensed or omitted in accordance with these rules and regulations. The information in this report should be read in conjunction with the Company’s audited consolidated financial statements and notes thereto included in its annual report on Form 10-K filed with the SEC on March 4, 2008.

In the opinion of management, the accompanying unaudited condensed consolidated financial statements reflect all adjustments (consisting only of normal recurring adjustments) necessary to summarize fairly the Company’s financial position, results of operations and cash flows for the interim periods presented. The operating results for the three and six months ended June 30, 2008 are not necessarily indicative of the results that may be expected for the year ending December 31, 2008 or for any other future period. The condensed consolidated balance sheet as of December 31, 2007 is derived from the audited consolidated financial statements as of and for the year then ended.

2. INVESTMENTS

The Company accounts for its investment instruments in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 115, “Accounting for Certain Investments in Debt and Equity Securities” (“SFAS No. 115”). At June 30, 2008, the Company had investments in short-term debt instruments which were classified as available-for-sale under SFAS No. 115. Short-term investments consist primarily of investment grade debt securities with a maturity of greater than 90 days at the time of purchase with the exception of certain auction rate securities (“ARS”) discussed below. The Company classifies investments with maturities greater than one year as short-term investments as it considers all investments a potential source of operating cash regardless of maturity date. The Company’s debt securities are carried at fair market value with the related unrealized gains and losses included in accumulated other comprehensive loss, which is a separate component of stockholders’ equity. As of June 30, 2008, none of the securities in which the Company invested were secured by real estate. The cost of securities sold is based on the specific identification method. Interest earned on securities is included in “Interest income” in the Condensed Consolidated Statements of Operations.

The Company adopted SFAS No. 157, “Fair Value Measurements” (“SFAS No. 157”) as of January 1, 2008 to measure the fair value of certain of its financial assets required to be measured on a recurring basis, including available-for-sale fixed income securities and certain equity investments. Under SFAS No. 157, based on the observability of the inputs used in the valuation techniques, the Company is required to provide the following information according to the fair value hierarchy. The fair value hierarchy ranks the quality and reliability of the information used to determine fair values. Financial assets and liabilities carried at fair value will be classified and disclosed in one of the following three categories:

Level 1: Quoted prices (unadjusted) in active markets for identical assets or liabilities.

Level 2: Directly or indirectly observable market based inputs used in models or other valuation methodologies.

Level 3: Unobservable inputs that are not corroborated by market data. The inputs require significant management judgment or estimation.

Fair value measurements of financial assets on a recurring basis as of June 30, 2008 are as follows:

	Fair Value Measurements as of June 30, 2008 Using:
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Direct or Indirect Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
	(in thousands)
U.S. Government agency bonds	$32,581	$—	$—	$32,581
U.S. Treasury bills	5,815	—	—	5,815
U.S. Corporate bonds	16,468	—	—	16,468
Money market funds	20,526	—	—	20,526
Auction rate securities	—	—	2,623	2,623
Private equity investment	—	—	802	802

Total	$75,390	$—	$3,425	$78,815

Amounts included in:
Cash and Cash equivalents	$52,245	$—	$—	$52,245
Short-term investments	23,145	—	—	23,145
Other assets	—	—	3,425	3,425

Total	$75,390	$—	$3,425	$78,815

The following table provides a reconciliation of the beginning and ending balances for the assets measured at fair value using significant unobservable inputs (Level 3):

	Fair Value Measurement Using Significant Unobservable Inputs (Level 3)
	Auction Rate Securities	Private Equity Investment	Total
Beginning balances as of January 1, 2008	$—	$802	$802
Transfers in and/or out of Level 3	3,200	—	3,200
Unrealized gains or (losses) included in accumulated other comprehensive loss	(376)	—	(376)

Ending balances as of March 31, 2008	$2,824	$802	$3,626

Unrealized gains or (losses) included in accumulated other comprehensive loss	(201)	—	(201)

Ending balances as of June 30, 2008	$2,623	$802	$3,425

Auction Rate Securities

As of June 30, 2008, the Company had approximately $2.6 million of ARS, the fair value of which has been measured using Level 3 inputs. These ARS are collateralized largely with Federal Family Education Loan Program student loans. The monthly auctions have historically provided a liquid market for these securities. The three ARS in the Company’s portfolio had successful auctions until January 2008 and as such, their fair value would have been measured using Level 1 inputs at January 1, 2008. However, since February 2008, there has not been a successful auction in that there were insufficient buyers for these ARS, therefore the Company transferred them from the Level 1 to the Level 3 category in the first quarter of 2008.

The Company has used a discounted cash flow model to determine the estimated fair value of its investment in ARS as of June 30, 2008. The assumptions used in preparing the discounted cash flow model include estimates for interest rates, estimates for discount rates using yields of comparable traded instruments adjusted for illiquidity and other risk factors, amount of cash flows and expected holding periods of the ARS. These inputs reflect the Company’s own assumptions about the assumptions market participants would use in pricing the ARS, including assumptions about risk, developed based on the best information available in the circumstances.

Based on this assessment of fair value, during the second quarter of 2008, the Company determined there was an additional decline in the fair value of its ARS investments of approximately $0.2 million resulting in a year-to-date impairment loss of approximately $0.6 million, which was deemed temporary as the Company has the ability and intent to hold these ARS investments until a recovery of the auction process or until maturity (ranging from 2025 to 2046). As of June 30, 2008, the entire ARS investment balance was included in long-term other assets on its condensed consolidated balance sheet as the Company believes that it will take longer than one year for its investments in ARS to recover its par value.

Private Equity Investment

In addition to the ARS, the Company also holds an equity investment in a non-publicly traded company of $0.8 million that is included in long-term other assets. This investment is accounted for under the cost method and evaluated for other-than-temporary impairment at each reporting period. During the quarter ended June 30, 2008, the Company did not recognize an impairment on this investment as no indicators suggesting a potential reduction in value existed.

3. STOCK-BASED COMPENSATION

On January 1, 2006, the Company adopted SFAS No. 123 (revised 2004), “Share-Based Payment,” (“SFAS No. 123(R)”), which requires the measurement and recognition of compensation expense for all share-based payment awards made to employees and directors including employee stock options and employee stock purchases related to the Employee Stock Purchase Plan, based on estimated fair values.

The following table summarizes stock-based compensation expense related to stock options, including the amortization of the intrinsic value under Accounting Principles Board Opinion 25, “Accounting for Stock Issued to Employees,” for pre-April 4, 2005 options, for the three and six months ended June 30, 2008 and June 30, 2007, which was allocated as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
Statement of operations classifications	2008	2007	2008	2007
	(in thousands)
Cost of revenue	$95	$66	$172	$131
Research and development	773	662	1,563	1,273
Sales, general and administrative	1,034	1,019	1,894	2,053

Total stock-based compensation expense	$1,902	$1,747	$3,629	$3,457

The related tax effect for stock-based compensation expense for the three and six months ended June 30, 2008 was approximately $312,000 and $511,000, respectively, and approximately $401,000 and $777,000 for the three and six months ended June 30, 2007, respectively. The related tax effect was determined using the applicable tax rates in jurisdictions to which this expense relates.

For options granted subsequent to January 1, 2006, the Company estimates expected volatility based on a combination of historical and market-based implied volatility in accordance with guidance in SFAS No. 123(R) and SEC Topic 14, “Share-Based Payment (SAB 107)”. The Company determined that a combination of implied volatility and historical volatility is more reflective of market conditions and a better indicator of expected volatility than using purely historical volatility. The expected term of employee stock options represents the weighted-average period that the stock options are expected to remain outstanding. Starting from the fourth quarter of 2006, due to the lack of historical data, the Company derived the expected term assumption based on the Company and its peer group’s weighted average vesting period combined with the post-vesting holding period. Prior to the fourth quarter of 2006, the Company used the simplified method to calculate the expected term for its options, as allowed by SAB 107. The risk-free interest rate assumption is based upon observed interest rates appropriate for the expected term of the Company’s employee stock options. The dividend yield assumption is based on the Company’s history and expectation of dividend payouts. The Company has never declared or paid any cash dividends on common stock, and it does not anticipate paying any cash dividends in the foreseeable future.

The following table includes the weighted average assumptions utilized for purposes of calculating the valuation of the Company’s stock option grants for the three and six months ended June 30, 2008 and June 30, 2007:

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Volatility	49%	48%	51%	49%
Expected option term (in years)	4.04	4.07	4.04	4.17
Expected annual dividend yield	0%	0%	0%	0%
Risk free interest rate	2.93%	5.10%	2.81%	4.80%

4. NET INCOME (LOSS) PER SHARE

The Company calculates net income (loss) per share in accordance with SFAS No. 128, “Earnings Per Share” (“SFAS No. 128”). Under SFAS No. 128, basic net income (loss) per common share is calculated by dividing net income (loss) by the weighted-average number of common shares outstanding during the reporting period excluding shares subject to repurchase. Diluted net income per common share reflects the effects of potentially dilutive securities, which consist of common stock options and warrants outstanding and restricted common stock subject to repurchase, using the treasury stock method unless their inclusion would be anti-dilutive. Basic and diluted net loss per share are the same for the three and six months ended June 30, 2008 and 2007 due to the Company’s incurring losses in those periods.

A reconciliation of shares used in the calculation of basic and diluted net loss per share is as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
	(in thousands)
Weighted average common shares outstanding	45,712	44,678	45,614	44,537
Weighted average shares subject to repurchase	(25)	(76)	(25)	(76)

Shares used to calculate basic net loss per share	45,687	44,602	45,589	44,461

Effect of dilutive securities:
Common stock warrants	—	—	—	—
Common stock options	—	—	—	—
Weighted average shares subject to repurchase	—	—	—	—

Dilutive potential common stock	—	—	—	—

Weighted average common shares outstanding, assuming dilution	45,687	44,602	45,589	44,461

Approximately 8.1 million and 8.2 million shares of potentially dilutive common equivalent shares were excluded from the net loss per share calculation for the three and six months ended June 30, 2008, respectively, and 5.6 million and 6.9 million shares of potentially dilutive common equivalent shares were excluded from the net loss per share calculation for the three and six months ended June 30, 2007, respectively as their inclusion would have been antidilutive given the Company’s net loss position in these periods.

5. OTHER COMPREHENSIVE INCOME (LOSS)

Comprehensive income (loss) includes charges or credits to equity that are not the result of transactions with owners. The components of comprehensive loss are as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
	(in thousands)		(in thousands)
Net loss, as reported	$(3,830)	$(891)	$(3,383)	$(3,642)
Changes in cumulative translation adjustment	27	(12)	195	218
Changes in unrealized gains /losses on investments, net of taxes	(215)	(20)	(408)	(15)

Total other comprehensive loss	$(4,018)	$(923)	$(3,596)	$(3,439)

The changes in unrealized gains or losses on investments during the second quarter and first six months of 2008 included unrealized impairment losses on the Company’s auction rate securities, net of taxes. See Note 2.

The changes in cumulative translation adjustment during the first six months of 2007 included a write-off of $0.3 million cumulative translation adjustment loss as a result of the liquidation of the Company’s Sweden branch office.

6. DETAILS OF CERTAIN BALANCE SHEET COMPONENTS

	June 30, 2008	December 31, 2007
	(in thousands)
Work in process	$7,794	$7,876
Finished goods	5,938	4,338

Total inventories	$13,732	$12,214

Computers and software	$5,527	$4,733
Office and test equipment	6,530	5,744
Leasehold improvements	1,490	1,101

	13,547	11,578
Accumulated depreciation and amortization	(7,711)	(6,879)

Total property and equipment, net	$5,836	$4,699

Accrued payroll and benefits	$2,204	$6,049
Deferred revenue	176	219
Accrued legal and accounting services	749	621
Warranty reserve	63	101
Accrued payables and other	1,491	1,482

Total accrued liabilities	$4,683	$8,472

7. GOODWILL AND INTANGIBLE ASSETS

In October 2006, the Company acquired Analog Power Semiconductor Corporation (“AP Semi”). The purchase consideration was allocated to the tangible and identifiable intangible assets acquired and liabilities assumed on the basis of their estimated fair values on the acquisition date under SFAS No. 141, “Business Combinations” and SFAS No. 142, “Goodwill and Other Intangible Assets” (“SFAS No. 142”).

In June 2008, the Company acquired Elite Micro Devices, Inc. (“Elite”), a privately held, Shanghai, China-based audio company for approximately $1.0 million in cash. The Company recorded preliminary non tax deductible goodwill of $399,000 associated with this acquisition that was accounted for as a business combination under SFAS No. 141. The Company also wrote off $255,000 of in-process research and development as a result of this acquisition. The Company did not record any intangible assets as a result of the Elite acquisition.

With the additional goodwill as a result of the Elite acquisition, as of June 30, 2008, the carrying amount of goodwill was $16.1 million The Company will perform its annual goodwill impairment analysis during the third quarter of 2008 pursuant to the steps and requirements under SFAS No. 142 and determine if goodwill is impaired.

The following table summarizes intangible assets as of June 30, 2008 and December 31, 2007, respectively, (in thousands):

	Intangible Assets, Gross		Accumulated Amortization		Intangible Assets, Net
	June 30, 2008	December 31, 2007	June 30, 2008	December 31, 2007	June 30, 2008	December 31, 2007
Core technology	$2,900	$2,900	$(1,613)	$(1,129)	$1,287	$1,771
Customer relationships	580	580	(320)	(224)	260	356

Total	$3,480	$3,480	$(1,933)	$(1,353)	$1,547	$2,127

Amortization expense for the three and six months ended June 30, 2008 was $290,000 and $580,000, respectively. Amortization expense for the three and six months ended June 30, 2007 was $290,000 and $580,000, respectively. Estimated future amortization expense for the remainder of 2008 and 2009 is $580,000 and $967,000, respectively.

8. SEGMENT INFORMATION

As defined by the requirements of SFAS No. 131, “Disclosures About Segments of an Enterprise and Related Information,” the Company operates in one reportable segment: the design, development, marketing and sale of power management semiconductor products and solutions for the communications, computing and consumer portable and personal electronics marketplace. The Company’s chief operating decision maker is its chief executive officer.

The following is a summary of net revenue by geographic region based on the location to which the product is shipped:

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
	(in thousands)
South Korea	$13,788	$12,795	$28,407	$24,387
China	2,202	8,427	6,944	13,653
Taiwan	2,917	3,521	7,495	6,539
Europe	678	480	1,125	1,030
North America (principally United States)	436	561	925	1,136
Japan	1,152	53	1,378	200

Total	$21,173	$25,837	$46,274	$46,945

The following is a summary of net revenue by product type:

	Three Months Ended June 30,				Six Months Ended June 30,
	2008		2007		2008		2007
	Amount	Percent of net revenue	Amount	Percent of net revenue	Amount	Percent of net revenue	Amount	Percent of net revenue
	(dollar amounts in thousands)
Display and Lighting Solutions	$12,610	60%	$15,277	59%	$27,420	59%	$27,178	58%
Voltage Regulation and DC/DC Conversion	4,075	19%	5,709	22%	10,822	23%	10,764	23%
Interface and Power Management	3,885	18%	4,446	17%	7,084	15%	8,208	17%
Battery Management	603	3%	405	2%	948	2%	795	2%

Total	$21,173	100%	$25,837	100%	$46,274	100%	$46,945	100%

The following table summarizes net revenue and accounts receivable for customers who accounted for 10% or more of accounts receivable or net revenue, respectively:

	Accounts Receivable as of		Net Revenue Three Months Ended June 30,		Net Revenue Six Months Ended June 30,
	June 30, 2008	December 31, 2007	2008	2007	2008	2007
Customer
A	30%	19%	28%	21%	29%	22%
B	30%	17%	19%	11%	15%	13%
C	—	—	10%	—	10%	—
D	—	29%	—	17%	—	15%

9. INCOME TAXES

The Company recorded a tax provision of approximately $147,000 and $211,000 for the three and six months ended June 30, 2008, respectively. The Company recorded a tax provision of approximately $813,000 and $944,000 for the three and six months ended June 30, 2007, respectively. The income tax provision is primarily related to the geographical mix of income taxed at different rates and nondeductible stock-based compensation. The decrease in the Company’s tax provision from prior year is primarily due to a decrease in projected pre-tax income for this year.

The Company accounts for income taxes under the provisions of SFAS No. 109, “Accounting for Income Taxes.” Under this method, the Company determines deferred tax assets and liabilities based upon the differences between the financial statement and tax bases of the Company’s assets and liabilities using tax rates in effect for the year in which the Company expects the differences to affect taxable income. The Company adopted SFAS No. 123(R) as of January 1, 2006, and, as a result, incurred significant stock-based compensation expense. The Company’s stock-based compensation expense also includes amounts related to incentive stock options for which no corresponding tax benefit is recognized unless a disqualifying disposition occurs. Disqualifying dispositions result in a reduction of the provision for income taxes in the quarter when the disqualifying disposition occurs in an amount equal to the tax benefit relating to previously expensed stock compensation. During the three months ended June 30, 2008 and 2007, the provision for income taxes was reduced by approximately $6,000 and $16,000, respectively, as a result of disqualifying dispositions.

During the three months ended June 30, 2008, the Company increased its total amount of unrecognized tax benefits as calculated under FASB Interpretation No. 48 (“FIN No. 48”), “Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109” by approximately $419,000, including an accrual of interest and penalties of approximately $29,000. The Company recognizes interest and penalties accrued related to unrecognized tax benefits in income tax expense.

The Company is subject to taxation in the United States and various states and foreign jurisdictions. We are currently under examination by the Internal Revenue Service for the 2005 and 2006 tax year. As of June 30, 2008, no audit adjustments have been made. Currently, the Company cannot estimate the range of reasonably possible change in unrecognized tax benefits in the next 12 months.

10. LEGAL PROCEEDINGS

In May 2003, the Company received a letter from Linear Technology Corporation (“Linear Technology”) alleging that certain of its charge pump products infringed United States Patent No. 6,411,531 (‘531 Patent) owned by Linear Technology. In August 2004, the Company received a letter from Linear Technology alleging that certain of its switching regulator products infringed United States Patent Nos. 5,481,178, 6,304,066 and 6,580,258 (‘258 Patent). In response to these letters, the Company contacted Linear Technology to convey its good faith belief that it does not infringe the patents in question. Subsequently, the Company became aware of a marketing campaign conducted by Linear Technology in which it sought to disrupt the Company’s business relationships and sales by suggesting to the Company’s customers that its products infringe the same U.S. patents mentioned in its two letters to the Company. As a result, in February 2006, the Company initiated a lawsuit against Linear Technology for unfair business practices, interference with existing and prospective customers and trade libel, as well as a declaration of patent invalidity and non-infringement. This case is currently stayed pending the outcome of the United States International Trade Commission (“USITC”) investigation described in the following paragraph.

In March 2006, the USITC responded to a complaint filed by Linear Technology by initiating an investigation under Section 337 of the Tariff Act to determine if certain of the Company’s products infringe certain patents owned by Linear Technology. The accused products include charge pumps and switching regulators and are similar to the products involved in the Company’s lawsuit with Linear Technology.

In a Final Determination issued September 22, 2007, the USITC left unchanged its earlier initial determination that the Company’s charge pumps do not violate Section 337 of the Tariff Act because they do not infringe any valid claim of ‘531 Patent owned by Linear Technology.

The Final Determination also found that a majority of the Company’s switching regulator designs do not infringe Linear Technology’s ‘258 Patent. The USITC also found that one family of switching regulator products infringes certain claims of the ‘258 Patent. Following normal USITC procedure, the USITC issued a limited exclusion order under Section 337 of the Tariff Act prohibiting the direct importation by the Company of this particular product family. This exclusion order does not, however, prevent the Company’s customers from importing their products into the United States. To date, the Company’s sales of this product family in the United States have been minimal. Linear Technology’s request that downstream products be barred from importation was denied.

Linear Technology is now appealing portions of the Final Determination to the United States Court of Appeals for the Federal Circuit. The Company is opposing this appeal and is also appealing unfavorable portions of the Final Determination.

On February 20, 2008, and again on June 13, 2008 Linear Technology filed complaints with the USITC seeking an enforcement proceeding to correct alleged violations of the limited exclusion order of September 22, 2007. The Company will take reasonable steps to protect its interests should the USITC agree to institute the requested enforcement action. The Company believes that none of its products infringe the Linear Technology patents in question. However, whether or not the Company prevails in this appeal, the Company expects to incur significant legal expenses.

11. RECENT ACCOUNTING PRONOUNCEMENTS

In May 2008, the FASB issued SFAS No. 162 (“SFAS No. 162”), “The Hierarchy of Generally Accepted Accounting Principles.” This statement identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements of nongovernmental entities that are presented in conformity with GAAP. While this statement formalizes the sources and hierarchy of GAAP within the authoritative accounting literature, it does not change the accounting principles that are already in place. This statement will be effective 60 days following the SEC’s approval of the Public Company Accounting Oversight Board amendments to AU Section 411, “The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles.” SFAS No. 162 is not expected to have a material impact on the Company’s consolidated financial statements.

SCHEDULE B

A Guide to International Issues

The following Schedule contains summaries of tax consequences of the cancellation of options granted between February 1, 2007 and July 1, 2008 (the “eligible options”) in exchange for the grant of new options under the Advanced Analogic Technologies Incorporated 2005 Equity Incentive Plan (the “Plan”) for individuals subject to tax in China, Hong Kong, Japan, Korea, Macau, Taiwan and the United Kingdom. The summaries are general in nature and do not discuss all of the tax consequences that may be relevant to you. This Schedule is based on the laws in effect in those countries as of September 2008. Such laws are often complex and change frequently and occasionally on a retroactive basis. As a result, the information contained in this Schedule may be out of date at the time you receive new options or sell any shares of AnalogicTech common stock that you acquire. Further, the information provided is relevant to employees, not consultants, as we are not aware of any non-employees outside the United States holding eligible options. If you are a citizen or resident of a country other than that where you are subject to tax, the information contained in the relevant country tax summary may not be applicable to you. Each country summary also includes other legal requirements that affect your participation in the offer to exchange your eligible options for the grant of new options. You are advised to seek appropriate professional legal and tax advice as to how the tax and other laws in your country apply to your specific situation. All capitalized terms in this Schedule shall have the meaning assigned to them in this Schedule or in the offer attached hereto.

Advanced Analogic Technologies Incorporated

Employee Information Supplement

China

Tax Information

Option Exchange

You likely will not be subject to tax as a result of the exchange of eligible options for the grant of new options pursuant to the Offer to Exchange.

Terms of New Option Grant

Due to regulatory requirements in China, AnalogicTech intends to grant the new options subject to restrictions on exercise. You will be permitted to exercise the new options solely by means of the cashless sell-all method of exercise, whereby all shares to which you are entitled at exercise are immediately sold on your behalf by a company-designated broker and the proceeds less the exercise price, applicable taxes and brokerage fees, if any, are remitted to you in cash. You will not be entitled to hold any shares. The amounts you receive from the exercise must be repatriated to China if you are a Chinese national. AnalogicTech reserves the right to eliminate the requirement to use a cashless sell-all method of exercise and, in its sole discretion, to permit cash exercises or cashless sell-to-cover exercises should local regulatory requirements change.

Grant of New Options

You will not be subject to tax when the new options are granted to you.

Exercise and Sale of Shares

You will be subject to income tax on the difference (or “spread”) between the fair market value of the shares on the date of exercise/sale and the exercise price (meaning the purchase price determined at the time the option was granted to you).

Withholding and Reporting

Your employer intends to withhold and report income tax on the spread when you exercise the new options. Your employer may also be required to withhold for social insurance purposes, although this result is not certain. You will be responsible for paying any difference between the actual tax liability and the amount withheld.

Exchange Control Information

Exchange control requirements may apply at exercise of the new options/sale of the shares, including a requirement to repatriate the proceeds of the sale to China if you are a Chinese national. To comply with these requirements, the new options are conditioned upon your agreeing to exercise using a cashless-sell all exercise (as explained above) and to repatriate immediately to China the proceeds from the sale of shares. At AnalogicTech’s instruction, the proceeds of the sale of shares may need to be repatriated through a special Chinese foreign currency bank account maintained by AnalogicTech or one of its subsidiaries. Please consult your personal legal advisor regarding the requirements for complying with exchange controls and repatriating any proceeds realized under the Plan to China.

Advanced Analogic Technologies Incorporated

Employee Information Supplement

Hong Kong

Tax Information

Option Exchange

You likely will not be subject to tax as a result of the exchange of eligible options for the grant of new options pursuant to the Offer to Exchange.

Terms of New Option Grant

SECURITIES LAW WARNING FOR ELIGIBLE OPTIONHOLDERS IN HONG KONG

WARNING: The Offer to Exchange eligible options, grant of new options and the shares issued upon exercise do not constitute a public offer of securities under Hong Kong law and, in Hong Kong, are available only to employees of the Company or its subsidiaries or affiliates.

Please note that this Offer to Exchange and your grant documents have not been reviewed by any regulatory authority in Hong Kong. You are cautioned to review the Offer to Exchange and grant documentation carefully, as they may not include the same information as an offer made by a Hong Kong issuer. If you are in any doubt about the contents of the Offer to Exchange, the new option grants or the Plan, you should obtain independent legal advice.

Grant of New Options

You will not be subject to tax when the new options are granted to you.

Exercise of New Options

When you exercise the new options, you will be subject to salaries tax on the difference (or “spread”) between the fair market value of the shares on the date of exercise and the exercise price. You will not be subject to Mandatory Provident Fund contributions on the spread at exercise, as it is not considered “relevant income” for the purposes of your obligations under the Mandatory Provident Fund Schemes Ordinance.

Please note that, if you leave Hong Kong permanently and subsequently exercise the new options, the spread nevertheless will be considered Hong Kong-source income subject to salaries tax in Hong Kong. You may elect to settle your tax liability prior to leaving Hong Kong, thereby removing any continuing filing obligations. In such case, you will be taxed on a “notional” spread based on the assumption that the new options were exercised on a day within 7 days before the date of submission of your tax return for the year of assessment in which you permanently depart Hong Kong. If the value of the shares increases, such that the actual spread is greater than the notional spread, no additional tax will be due. If the value of the shares decreases, such that the actual spread is less than the notional spread, you may request a refund of any tax overpayment.

Sale of Shares

If you hold shares after exercise, you will not be subject to tax when you subsequently sell your shares.

Withholding and Reporting

Your employer is not required to withhold income tax when you exercise the new options or when you subsequently sell the shares. Your employer is required to report your taxable benefits resulting from the exercise of the new options to the Hong Kong Inland Revenue Department. However, it is your responsibility to report and pay all applicable taxes due as a result of the exercise of the new options and sale of shares.

Advanced Analogic Technologies Incorporated

Employee Information Supplement

Japan

Tax Information

Option Exchange

Japanese tax law does not clearly address the tax consequences of an option exchange such as the Offer to Exchange. You likely will not be subject to tax as a result of the exchange of eligible options for the new options, but this result is not certain given the lack of authority. Please consult your personal tax advisor regarding the tax consequences of accepting the Offer to Exchange.

Grant of New Options

You will not be subject to tax when the new options are granted to you.

Exercise of New Options

When you exercise the new options, you will be subject to tax on the difference (or “spread”) between the fair market value of the shares on the date of exercise and the exercise price. The spread will be treated as “remuneration income” and will be taxed at your marginal tax rate.

You likely will not be subject to social insurance contributions on the spread at exercise.

Sale of Shares

If you hold shares after exercise, you generally will be subject to capital gains at a flat rate of 20% when you subsequently sell the shares. The taxable amount will be the difference between the sale price and the fair market value of the shares on the date of exercise. You may be eligible for a reduced flat tax rate of 10%, as opposed to the standard flat rate of 20%, depending upon the circumstances of the sale (e.g., whether you sell the shares through a broker licensed in Japan). Please consult your personal tax advisor to determine whether you are eligible for a reduced rate.

Withholding and Reporting

Your employer is not required to withhold or report income tax when you exercise the new options. You are solely responsible for filing a personal tax return and reporting and paying any taxes resulting from the Offer to Exchange, exercise of the new options and the sale of shares.

Please note that the Japanese tax authorities are aware that employees of Japanese affiliates of U.S. companies may earn substantial income as a result of their participation in equity incentive plans, and they are systematically auditing the tax returns of such employees to confirm that they have correctly reported the resulting income.

Exchange Control Information

If you acquire shares valued at more than ¥100,000,000 in a single transaction, you must file a Securities Acquisition Report with the Ministry of Finance through the Bank of Japan within 20 days of the purchase of the shares. In addition, if you pay more than ¥30,000,000 in a single transaction for the purchase of shares when you exercise the new options, you must file a Payment Report with the Ministry of Finance through the Bank of Japan by the 20th day of the month following the month in which the payment was made. The precise reporting requirements vary depending on whether or not the relevant payment is made through a bank in Japan.

A Payment Report is required independently from a Securities Acquisition Report. Therefore, if the total amount that you pay upon a one-time transaction for exercising the new options and purchasing shares exceeds ¥100,000,000, then you must file both a Payment Report and a Securities Acquisition Report.

Advanced Analogic Technologies Incorporated

Employee Information Supplement

Korea

Tax Information

Option Exchange

You likely will not be subject to tax as a result of the exchange of eligible options for the grant of new options pursuant to the Offer to Exchange.

Grant of New Options

You will not be subject to tax when the new options are granted to you.

Exercise of New Options

When you exercise the new options, you will be subject to income tax on the difference (or “spread”) between the fair market value of the shares on the date of exercise and the exercise price. You will also be subject to social insurance contributions on the spread (to the extent you have not exceeded the applicable contribution ceiling).

Sale of Shares

If you hold shares after exercise, you will be subject to capital gains tax when you subsequently sell the shares. The taxable amount will be the difference between the sale price and the fair market value of the shares at the time of exercise, unless your taxable gain in that year is less than the exempt amount, which is currently set at KRW2,500,000 for stock assets. Any gain you realize on stock assets that exceeds KRW2,500,000 will be subject to capital gains tax. You will not be subject to the securities transaction tax, however.

Withholding and Reporting

Your employer is not required to withhold and report income tax when you exercise the options. However, your employer may be required to withhold social insurance contributions on the spread at exercise of the new options. You are solely responsible for reporting and paying any taxes due as a result of the Offer to Exchange, the exercise of the new options and the subsequent sale of shares. If you join a Taxpayers’ Association whereby you routinely report your overseas income, you will be eligible for a 10% tax deduction. Alternatively, you may report and pay the tax as part of your Global Tax Return, which must be filed by May 31 of the year following the year in which the taxable event occurred.

Exchange Control Information

If you remit funds to purchase shares, the remittance must be “confirmed” by a foreign exchange bank in Korea. To receive the confirmation, you should submit the following to the foreign exchange bank: (i) confirmation application in prescribed form, (ii) the new option agreement, (iii) a copy of the Plan and any other Plan documents received by you, and (iv) a certificate of employment with your local employer. It is recommended that you check with the bank to determine whether there are any additional requirements. If you exercise the new options using a cashless exercise method, this requirement will not apply to you.

Exchange control laws also require Korean residents who realize US$500,000 or more from the sale of shares to repatriate the proceeds to Korea within 18 months of the sale.

Advanced Analogic Technologies Incorporated

Employee Information Supplement

Macau

Tax Information

Option Exchange

You likely will not be subject to tax as a result of the exchange of eligible options for the grant of new options pursuant to the Offer to Exchange.

Grant of New Options

You will not be subject to tax when the new options are granted to you.

Exercise of New Options

When you exercise the new options, you will not be subject to tax when the new options are exercised by you.

Sale of Shares

If you hold shares after exercise, you will not be subject to tax when you subsequently sell the shares.

Withholding and Reporting

As you will not be subject to taxation at the time of the grant or exercise of the new options or at the time of the option exchange, your employer will not be required to withhold or report income tax on any income you derive from the new options.

Advanced Analogic Technologies Incorporated

Employee Information Supplement

Taiwan

Tax Information

Option Exchange

You likely will not be subject to tax as a result of the exchange of eligible options for the grant of new options pursuant to the Offer to Exchange.

Grant of New Options

You will not be subject to tax when the new options are granted to you.

Exercise of New Options

When you exercise the new options, you will be subject to income tax. You will be taxed on the difference (or “spread”) between the fair market value of the shares on the date of exercise and the exercise price at your marginal the rate. You will not be subject to social insurance contributions on the spread.

Sale of Shares

If you hold shares after exercise, you will not be subject to tax when you subsequently sell the shares. However, please note that starting from January 1, 2009, any income you derive from the sale of AnalogicTech’s stock (i.e., income from foreign sources) may be includible as part of your basic income for purposes of calculating your Alternative Minimum Tax (“AMT”) under the newly promulgated AMT regime.

Withholding and Reporting

Your employer is not required to withhold income tax due on the spread when you exercise the new options. However, your employer will be required to (i) issue a non-withholding statement and report the exercise of new options in the previous year to the tax authority by January 31; and (ii) deliver a non-withholding statement by February 10 of each year to you if you exercised the new options in the previous year. You will be responsible for reporting the spread when you exercise the new options and for paying any tax due upon the exercise of the new options.

Advanced Analogic Technologies Incorporated

Employee Information Supplement

United Kingdom

Tax Information

Option Exchange

You likely will not be subject to tax as a result of the exchange of eligible options for the grant of new options pursuant to the Offer to Exchange.

Terms of New Option Grant

The new options are subject to your agreement to pay the employer national insurance contributions (“NICs”) on the income at exercise of the option and to execute a joint election with AnalogicTech and/or your employer to shift the employer NICs to you. Your eligible options may also have been subject to a joint election for your payment of the employer NICs.

Grant of New Options

You will not be subject to tax when the new options are granted to you.

Exercise of New Options

When you exercise the new options, you will be subject to income tax on the difference (or “spread”) between the fair market value of the shares on the date of exercise and the exercise price. You will also be subject to employee NICs on the spread (currently at a rate of 11%) when you exercise the new options. Pursuant to a joint election between you and AnalogicTech and/or your employer, you will also be responsible to meet the liability for employer NICs on the spread (currently at a rate of 12.8%) when you exercise the new options. Your employer will calculate the income tax and NICs due on exercise of the new options and account for these amounts to Her Majesty’s Revenue and Customs (“HMRC”) on your behalf. If, for any reason, your employer is unable to withhold the income tax under the Pay As You Earn (“PAYE”) system or by another method permitted in the applicable stock option agreement, you must reimburse your employer for the tax paid within 90 days of the date of exercise of the new options, otherwise you will be deemed to have received a further taxable benefit equal to the amount of income tax due on the spread. This will give rise to further income tax and NICs payable by you.

Sale of Shares

When you sell the shares acquired at exercise of the new options, you will be subject to capital gains tax on the difference between the sale proceeds and the fair market value of the shares on the date of exercise. Please note that, effective April 6, 2008, taper relief was abolished and any capital gain is subject to tax at a flat rate of 18%. Capital gains tax is only payable on gains from all sources in any tax year to the extent that those gains exceed your annual personal exemption (currently £9,600). Furthermore, if you acquire other shares in AnalogicTech, you must take into account the share identification rules in calculating your capital gains liability.

Withholding and Reporting

Your employer is required to withhold income tax and employees’ NICs, as described above. On your employer’s annual tax and share plan returns, it is also required to report to HMRC the details of the exchange, the grant of the new options, the exercise of the new options, other related income and any tax withheld. You are responsible for reporting the exercise of the new options and for reporting and paying any tax resulting from the sale of shares.